Exhibit 2.1

MEMBERSHIP PURCHASE AGREEMENT

Dated as of August 19, 2010
by and among

VSE CORPORATION,
VAUGHN G.A. VASCONCELLOS,
JOHN T. HARRIS,
FRANK C. FLORO,
AKIMEKA, LLC, AND
SELLERS’ REPRESENTATIVE

GENBUS/739609.14

TABLE OF CONTENTS

--
GENBUS/739609.14

EXHIBITS

A           Form of Escrow Agreement
B           Form of Employment Agreements
C           Form of Amended and Restated Operating Agreement
D           AkiTech Agreement

SCHEDULES

Schedule 1	Certain Matters of Construction and Definitions
Schedule 2.1	Ownership
Schedule 2.2.2(b)	Earnout Payments
Schedule 2.3	Closing Distributions
Schedule 3.1	Qualification
Schedule 3.2.3	Options and Other Securities of the Company
Schedule 3.4.2	No Conflicts
Schedule 3.5	Financial Statements
Schedule 3.6	Absence of Material Adverse Changes
Schedule 3.7	Absence of Undisclosed Liabilities
Schedule 3.8	Books and Records
Schedule 3.9	Accounts Receivable
Schedule 3.10	Compliance with Applicable Laws, Organizational Documents
Schedule 3.11	Proceedings
Schedule 3.12.4	Assessments
Schedule 3.12.6	Miscellaneous Items
Schedule 3.13.1	List of Company Plans
Schedule 3.13.4	Funding
Schedule 3.13.5	Welfare Plans
Schedule 3.14.1	Labor Relations
Schedule 3.14.2	Employee List
Schedule 3.17.1	Title to Assets
Schedule 3.17.2(b)	Material Tangible Personal Property
Schedule 3.17.2(d)	Governmental Entity-Owned or Furnished Property
Schedule 3.18.2	Company Leases
Schedule 3.19.1(a)	Bonus Plan
Schedule 3.19.2	Validity
Schedule 3.19.3	Third Party Consents
Schedule 3.20.1	Right to Intellectual Property
Schedule 3.20.2(a)	Other Intellectual Property
Schedule 3.20.2(c)	Proprietary Rights Licenses
Schedule 3.20.2(f)	Exceptions to Ownership of Company Proprietary Rights
Schedule 3.20.2(g)	Claims Against Company Proprietary Rights
Schedule 3.20.2(h)	Registered IP
Schedule 3.20.2(k)	Restrictive Agreements
Schedule 3.20.3(a)	Exceptions to Employee Confidentiality Agreements
Schedule 3.20.3(b)	Form of Employee Confidentiality Agreement
Schedule 3.20.3(c)	Form of Officer Non-Competition Agreement
Schedule 3.20.3(d)	Form of Consulting Agreement
Schedule 3.21	Company Insurance Contracts
Schedule 3.22	Banking Relationships
Schedule 3.24	Absence of Certain Relationships
Schedule 3.26.1(a)	Government Contracts
Schedule 3.26.1(b)	Active Government Contracts with Current Issues
Schedule 3.26.2	Bids and Awards
Schedule 3.26.3	Compliance with Law and Regulation and Contract Terms; Inspection and Certification
Schedule 3.26.4(a)	Disputes, Claims and Litigation
Schedule 3.26.5	Sanctions
Schedule 3.26.6	Termination; Show Cause Letter
Schedule 3.26.7	Within Scope of Government Contracts
Schedule 3.26.8	Assignments
Schedule 3.26.10	Governmental Entity Audits and DCAA Claims
Schedule 5.1	Conduct of the Company’s Business
Schedule 6.15	Retention Bonus Recipients
Schedule 7.2.4	Third-Party Consents

--
GENBUS/739609.14

MEMBERSHIP PURCHASE AGREEMENT

This Membership Purchase Agreement, dated as of August 19, 2010 (“Agreement”), by and among VSE Corporation, a Delaware corporation (“Buyer”), Akimeka, LLC, a Hawaii limited liability company (the “Company”), Vaughn G. A. Vasconcellos (“Vasconcellos”), John T. Harris (“Harris”) and Frank C. Floro (“Floro”) (each of Vasconcellos, Harris and Floro a “Seller” and collectively, “Sellers”), and Vaughn G. A. Vasconcellos as the exclusive agent of Sellers in accordance with Section 9.9 (the “Sellers’ Representative”).  Buyer, Sellers, the Company and Sellers’ Representative are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

R.1           The Company is primarily engaged in the business of providing information technology solution services for the United States Government.

R.2           Sellers own all of the Company’s membership and other equity interests and such interests consist of the membership interest in the Company owned by Vasconcellos and the Distributional Interests owned by Harris and Floro (such membership interest and Distributional Interests are collectively referred to herein as the “Interests”).

R.3           Buyer desires to purchase the Interests from Sellers and Sellers desire to sell the Interests to Buyer.

R.4           The Parties have determined that it is advisable, in connection with the above-referenced purchase and sale of the Interests, to consummate certain other transactions (collectively with such purchase and sale of the Interests, the “Transactions”), all on the terms and conditions set forth herein.

R.5           The Parties desire to make certain representations, warranties, covenants and other agreements to and with one another in connection with the Transactions.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1.   CERTAIN MATTERS OF CONSTRUCTION AND DEFINITIONS

Certain matters of construction of this Agreement and the definition of capitalized terms used herein, but not otherwise defined in Articles 1 through 9, are set forth in Schedule 1.

ARTICLE 2.   THE PURCHASE AND SALE OF THE INTERESTS

2.1 Purchase of the Interests.  Upon the terms and subject to the conditions set forth herein, at the closing of the Transactions (the “Closing”), Buyer shall purchase and acquire from each Seller, and each Seller shall sell and transfer to Buyer, all of the Interests set forth on Schedule 2.1 across from such Seller’s name, free and clear of any and all Encumbrances for and in exchange for the consideration specified in Section 2.2.

2.2 Purchase Price.

2.2.1 General.  On the terms and subject to the conditions set forth herein, as full consideration for the Interests, Buyer shall pay:

(a) $33,000,000, subject to adjustment pursuant to Section 2.2.3 (the “Initial Purchase Price”); and

(b) the amounts, if any, up to an aggregate maximum of $11,000,000, payable pursuant to Section 2.2.2(b) (collectively, the “Earnout Payments”) (the Initial Purchase Price, subject to adjustments pursuant to Sections 2.2.3 and 2.2.4, plus any Earnout Payments paid or payable hereunder are collectively referred to herein as the “Purchase Price”).

2.2.2 Payment of Purchase Price.  Buyer shall pay the Purchase Price as follows:

(a) At the Closing, Buyer shall pay the Initial Purchase Price as follows:

(i) $5,500,000 of the Initial Purchase Price to the Escrow Agent to hold and disburse pursuant to Section 6.3 and the Escrow Agreement (“IPP Escrow Amount”);

(ii) $725,000 of the Initial Purchase Price to the Escrow Agent to hold and disburse pursuant to Section 6.15 and the Escrow Agreement (“Retention Escrow Amount” and, together with the IPP Escrow Amount, the “Escrow Amount”); and

(iii) The balance of the Initial Purchase Price to Sellers based on their Percentage Ownership.

(b) After the Closing, Buyer will pay Earnout Payments to Sellers based on their Percentage Ownership, as may be required by and in accordance with Schedule 2.2.2(b).

2.2.3 Estimated Closing Statement; Adjustment of Initial Purchase Price.  At least three Business Days prior to the Closing Date, the Company shall provide to Buyer, in reasonable detail, statements of (a) an estimated Closing Balance Sheet (the “Estimated Closing Balance Sheet”) and (b) an estimate of the Closing Net Working Capital (the “Estimated Closing Net Working Capital”).  If the Estimated Closing Net Working Capital is less than $6,750,000, the Initial Purchase Price shall be decreased by the amount by which the Estimated Closing Net Working Capital is less than $6,750,000.  If the Estimated Closing Net Working Capital is more than $6,750,000, the Initial Purchase Price shall be increased by the amount by which the Estimated Closing Net Working Capital is more than $6,750,000, provided, however, that in no event will the Initial Purchase Price be increased by more than $3,000,000.  The adjustment that results from the Estimated Closing Net Working Capital described in the two immediately preceding sentences is referred to herein as the “Initial Purchase Price Adjustment.”

2.2.4 Adjustments to Purchase Price.

2.2.4.1 Closing Balance Sheet and Closing Net Working Capital.  Within 90 days after the Closing Date, Buyer, working with the Company’s Chief Financial Officer, shall prepare or cause to be prepared and shall deliver to Sellers’ Representative in reasonable detail (a) the Closing Balance Sheet and (b) the Closing Net Working Capital (the statements referenced in foregoing clauses (a) and (b), collectively the “Closing Statements”).

2.2.4.2 Review of Closing Statements.  Sellers’ Representative, upon receipt of the Closing Statements, shall (a) review the Closing Statements and, (b) to the extent Sellers’ Representative in his discretion may deem necessary, make reasonable inquiry of Buyer and its accountants (if any are used) in respect of the preparation of the Closing Statements.  In connection with such inquiry, Sellers’ Representative and his advisers shall have complete access as promptly as reasonably practicable upon prior notice and during normal business hours to the Company’s books, papers and records and accountants (if any are used) relating to the preparation of the Closing Statements, including worksheets and other computations.  The Closing Statements shall be final, binding and conclusive upon, and deemed accepted by, Sellers unless Sellers’ Representative shall have, within 30 days after his receipt of the Closing Statements, notified Buyer in reasonable detail of any objections thereto, identifying the specific items involved and the dollar amount of each disagreement and providing reasonable supporting documentation for each such disagreement (the “Seller Objection”).  After the end of the above-referenced 30-day period, neither Buyer nor Seller may introduce additional disagreements with respect to any item in the Closing Statements or increase the amount of any disagreement, and any item not so identified shall be deemed to be agreed to by Buyer and Seller and will be final, binding and conclusive upon the Parties.

2.2.4.3 Disputes.  If a Seller Objection is provided, Buyer shall have 20 days to review and respond to the Seller Objection, and Buyer and Sellers’ Representative shall attempt to resolve the differences underlying the Seller Objection within 20 days following completion of Buyer’s review of the Seller Objection.  Disputes between Buyer and Sellers’ Representative that are not resolved by them within such 20-day period shall be referred no later than such 20th day for decision to an independent accounting firm of national reputation mutually acceptable to Buyer and Sellers’ Representative (the “Arbiter”) who shall act as arbitrator and determine, whether and to what extent, if any, the Closing Statements require adjustment, based solely on presentations by Sellers’ Representative and Buyer and only with respect to the remaining differences so submitted.  If Buyer and Sellers’ Representative cannot agree upon the selection of the Arbiter within five Business Days, BDO Seidman shall serve as the Arbiter hereunder.  The Arbiter shall deliver to Buyer and Sellers’ Representative its written determination as to whether and to what extent, if any, the Closing Statements require adjustment no later than the 30th day after the remaining differences underlying the Seller Objection are referred to the Arbiter, or such longer period of time as the Arbiter determines is necessary.  The Arbiter’s determination pursuant to this Section 2.2.4.3 shall be final, conclusive and binding upon the Parties, absent manifest error in the factual basis or application of the relevant or controlling accounting principles.  The fees and expenses of the Arbiter shall be allocated to the Parties as determined (as set forth in the final determination) by the Arbiter based upon the relative success (in terms of percentages) of each Party’s claims.  For example, if the final determination reflects a 60%-40% determination of the Parties’ claims, the Arbiter would allocate expenses 40% to the Party whose claim was determined to be 60% successful and 60% to the Party whose claim was determined to be 40% successful.  Buyer and Sellers’ Representative shall make readily available to the Arbiter all relevant information, books and records and any work papers relating to the Closing Statements and all other items reasonably requested by the Arbiter.  In no event may the Arbiter’s resolution of any difference be for an amount that is outside the range of Buyer’s and Sellers’ Representative’s disagreement.

2.2.4.4 Final Closing Statements.  Each of the Closing Statements shall become final, conclusive and binding upon the Parties upon the earliest of (a) Sellers’ Representative’s failure to provide a Seller Objection within the period permitted under Section 2.2.4.2, (b) the agreement between Buyer and Sellers’ Representative with respect thereto, and (c) the decision by the Arbiter with respect to any disputes under Section 2.2.4.3.  The Closing Statements (a) as submitted to Sellers’ Representative with his failure to object thereto within the period permitted under Section 2.2.4.2, or (b) as adjusted pursuant to the agreement of Sellers’ Representative and Buyer or (c) the decision of the Arbiter, shall constitute the final, conclusive and binding Closing Statements referred to herein as the “Final Closing Statements.”

2.2.4.5 Adjustment Amount.  The Purchase Price shall be adjusted as follows:

(a) If the Closing Net Working Capital is less than the Estimated Closing Net Working Capital, the Purchase Price shall be decreased by the amount by which the Closing Net Working Capital is less than the Estimated Closing Net Working Capital.

(b) If the Closing Net Working Capital is greater than the Estimated Closing Net Working Capital, the Purchase Price shall be increased by the amount by which the Closing Net Working Capital is greater than the Estimated Closing Net Working Capital, but in no event shall an increase in the Purchase Price as a result of the foregoing calculation and the Initial Purchase Adjustment result in an aggregate increase to the Purchase Price of more than $3,000,000.

2.2.4.6 Adjustments to the Purchase Price.  As soon as practicable (but not more than five Business Days) after the date on which the Final Closing Statements shall have been determined in accordance with this Section 2.2.4, (a) Sellers’ Representative (on behalf of Sellers) shall pay to Buyer by wire transfer the amount, if any, by which the adjustments to the Purchase Price pursuant to Section 2.2.4.5 result in a net decrease of the Purchase Price, which shall constitute an immediate decrease of the Purchase Price in such amount, or (b), as the case may be, Buyer shall pay to Sellers, the amount, if any, by which the adjustments to the Purchase Price pursuant to Section 2.2.4.5 result in a net increase of the Purchase Price, which shall constitute an immediate increase of the Purchase Price in such amount.

2.3 Closing Distributions.  At least three Business Days prior to Closing, the Company and Sellers’ Representative shall deliver to Buyer a written notice containing in reasonable detail the aggregate dollar amount of cash and cash-equivalent distributions to be made by the Company to Sellers immediately prior to the Closing, together with the notes receivable from Akimeka Technologies, LLC (“Akimeka Technologies”), Novellus Research Sites, Inc. and 9Line, LLC, respectively (such cash, cash equivalents and notes receivable, collectively the “Closing Distributions”).   Notwithstanding anything to the contrary herein, any items that are the personal property of Vasconcellos, including artwork and awards, although displayed in the Company’s Hawaii offices or are referenced on Schedule 2.3, shall remain the personal property of Vasconcellos, shall not be deemed property of the Company, and shall not be considered Closing Distributions.

2.4 The Closing.  Subject to the satisfaction (or waiver) of all of the conditions precedent to the obligations of the Parties to consummate the Closing set forth in Article 7 (the “Closing Conditions”), the Closing shall take place at the offices of Arent Fox LLP located at 1050 Connecticut Avenue, NW, Washington, D.C. 20036, commencing at 10 a.m. local time (a) on August 19, 2010, or (b) if the Closing Conditions have not been satisfied in full (or waived) by such date, on such other date that is the first Business Day after the date on which all of the Closing Conditions (other than such conditions to be satisfied on the Closing Date) are satisfied (or waived) or (c) on such other date as the Parties may agree after the satisfaction (or waiver) of all the Closing Conditions (“Closing Date”).

ARTICLE 3.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLERS

The Company and each Seller, jointly and severally, represent and warrant to Buyer as follows:

3.1 Legal Status of the Company.  The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Hawaii with the requisite limited liability company power to own, operate and lease its properties and to carry on its business as currently being conducted.  The Company is duly qualified or licensed to do business as a foreign limited liability company and is in good standing in all jurisdictions in which the character of the properties owned or held under lease by the Company or the nature of the business transacted by the Company makes qualification, respectively, necessary, except where failure to be so qualified would not have a Company Material Adverse Effect.  All jurisdictions in which the Company is qualified to do business are set forth on Schedule 3.1.

3.2 Membership Interest of the Company.

3.2.1 Authorized Membership Interest and Ownership.  The membership, Distributional Interests and other equity of the Company consist only of the Interests.  All of the Interests have been duly authorized and validly issued, were not issued in violation or breach of any Person’s preemptive or similar rights, and are fully paid and nonassessable.  Sellers own all of the Interests of record and beneficially as set forth on Schedule 2.1.  Upon consummation of the Closing, Buyer will own all of the Interests, free and clear of any and all Encumbrances.

3.2.2 Distributional Interests.  Schedule 2.1 sets forth all of the Distributional Interests held by any Person and, upon consummation of the Closing, none of such Distributional Interests nor any other Distributional Interests shall exist that is not owned by Buyer and Buyer will own all of the Distributional Interests free and clear of any Encumbrances.

3.2.3 Options and Convertible Securities of the Company.  Except as set forth on Schedule 3.2.3, (a) there are no outstanding subscriptions, options, warrants, conversion rights or other rights, securities, agreements or commitments obligating the Company to issue, sell or otherwise transfer any of its Interests, or any securities or obligations convertible into, or exercisable or exchangeable for, any Interests or other equity securities of the Company, (b) except for the Distributional Interests set forth on Schedule 2.1, there are no profits interests or other interests in the cash flow or distributions of the Company, and (c) there are no voting trusts or other agreements or understandings to which the Company or any Seller is a party with respect to the voting of the Interests, and the Company is not a party to or bound by any outstanding restrictions, options or other obligations, agreements or commitments to sell, repurchase, redeem or acquire any outstanding Interests or other securities of the Company.

3.3 No Subsidiaries.  The Company does not have any Subsidiaries and does not otherwise own or have a contractual right or obligation to acquire any capital stock or other securities of any Person.

3.4 Authority for Agreement; Noncontravention.

3.4.1 Authority.  The Company has the limited liability company  power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions to the extent of its obligations hereunder.  Each Seller has full power and authority to enter into and deliver this Agreement, to perform his obligations hereunder and to consummate the Transactions.  The execution and delivery of this Agreement by the Company and its consummation of the Transactions, to the extent of its obligations hereunder, have been duly and validly authorized by the Company’s managers in their capacities as managers of the Company (the “Company Managers”) and no other limited liability company proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the consummation of the Transactions, to the extent of its obligations hereunder.  This Agreement and, when executed and delivered, the other agreements contemplated hereby to be signed by the Company or Sellers have been, or with respect to such other agreements, will be duly executed and delivered by the Company and Sellers and constitute valid and binding obligations of the Company and Sellers enforceable against the Company and Sellers in accordance with their terms.

3.4.2 No Conflict.  Except as set forth on Schedule 3.4.2, neither the execution and delivery of this Agreement or the other agreements contemplated hereby to be signed by the Company or Sellers, nor the performance by the Company or Sellers of their respective obligations hereunder or thereunder, nor the consummation by the Company or Sellers of the Transactions, to the extent of their respective obligations hereunder or thereunder, will (a) in respect of the Company, conflict with or result in a violation of any provision of its Organizational Documents, (b) with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of, or constitute a default under, or result in any right to accelerate or result in the creation of any Encumbrance pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, instrument or other agreement, Permit, concession, grant, franchise, license, judgment, order, decree, statute, ordinance, rule or regulation to which the Company or any Seller is a party or bound, or by which any the assets or properties of the Company or any Seller is bound or which is otherwise applicable to the Company or any Seller or any assets or properties of the Company or any Seller.  No authorization, consent or approval of, or filing with or notice to, any Governmental Entity is necessary for the execution and delivery of this Agreement or any of the other agreements contemplated hereby to be signed by the Company or Sellers or for the consummation of the Transactions by the Company or Sellers.

3.5 Financial Statements.  Schedule 3.5 sets forth the balance sheets of the Company as of December 31, 2009 and 2008, statements of income and member’s equity and cash flow of the Company for the fiscal years ended December 31, 2009 and 2008, as audited by Kane & Associates, certified public accountants, and the unaudited balance sheet of the Company as of June 30, 2010 (the “Balance Sheet Date”) and the unaudited statements of income and member’s equity and cash flow for the six months then ended, and such balance sheets and statements of income and cash flow are accurate and complete in all material respects.  Collectively, the financial statements referred to in the immediately preceding sentence are sometimes referred to herein as the “Company Financial Statements,” and the Company’s balance sheet as of the Balance Sheet Date is referred to herein as the “Company Balance Sheet.”  Each of the balance sheets included in the Company Financial Statements (including any related notes) fairly presents in all material respects the financial position of the Company as of its date, and the other statements included in the Company Financial Statements (including any related notes) fairly present in all material respects the statements of income and cash flow, as the case may be, of the Company for the periods therein set forth, in each case in accordance with GAAP subject, in the case of the Company Balance Sheet, to normal year-end audit adjustments (all except as otherwise stated therein) and to the fact that the Company Balance Sheet lacks footnotes and other presentation items.

3.6 Absence of Material Adverse Changes.  Since the Balance Sheet Date, the Company has not suffered any Company Material Adverse Effect, nor has there occurred or arisen any event, condition or state of facts of any character that would reasonably be expected to result in a Company Material Adverse Effect.  Except for the transactions referenced in Schedule 3.6, since the Balance Sheet Date, there have been no dividends or other distributions declared or paid in respect of, or any repurchase or redemption by the Company of, any equity securities of the Company, or any commitment or other Liability relating to any of the foregoing.

3.7 Absence of Undisclosed Liabilities.  The Company has no liabilities or obligations, fixed, accrued, contingent or otherwise (individually, a “Liability” and collectively, “Liabilities”), that are not fully reflected or provided for on the Company Balance Sheet, except (a) Liabilities incurred in the ordinary course of business since the Company Balance Sheet Date, none of which individually or in the aggregate has had or could reasonably be expected to have a Company Material Adverse Effect, and (b) Liabilities expressly disclosed in Schedule 3.7.

3.8 Books and Records.  Except as disclosed on Schedule 3.8, the books of account and other records of the Company, all of which have been made available to Buyer, are complete and correct in all material respects and have been maintained in accordance with normal and customary business practices.  At the Closing, all of those books and records will be in the Company’s possession.

3.9 Accounts Receivable.  All accounts receivable of the Company that are reflected on the Company Balance Sheet, the Closing Balance Sheet or on the Company’s accounting records as of the Closing Date (collectively, the “Accounts Receivable”) represented or represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business.  Unless paid prior to the Closing Date, the Accounts Receivable as shown on the Closing Balance Sheet are, or will be as of the Closing Date, to the Company’s Knowledge and Sellers’ Knowledge, collectible in an amount of not less than 99% thereof.  There is no contest, claim or right of set-off, other than returns in the ordinary course of business, under any Company Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.  Schedule 3.9 contains a complete and accurate list of all Accounts Receivable as of June 30, 2010, which list sets forth the aging of such Accounts Receivable.

3.10 Compliance with Applicable Laws, Organizational Documents.  Except as otherwise set forth in Schedule 3.10, the Company has all requisite licenses, certificates and permits from all Governmental Entities (collectively, “Permits”) necessary to conduct its business as currently conducted, and to own, lease and operate its properties in the manner currently held and operated.  To the Company’s Knowledge and Sellers’ Knowledge, all of the Permits are in full force and effect and the Company is in compliance with all of the terms and conditions related to such Permits.  There are no proceedings in progress, pending or, to the Company’s Knowledge and Sellers’ Knowledge, threatened, that may result in revocation, cancellation, suspension, or any adverse modification of any of such Permits.  To the Company’s Knowledge or Sellers’ Knowledge, except as set forth in Schedule 3.10, the Company’s business has been since December 31, 2004, and is currently being conducted in material compliance with all Applicable Laws, Permits or other authorizations of any Governmental Entity.  The Company is not in default or violation of any provision of its Organizational Documents.

3.11 Proceedings.  Except for any claim, investigation, action, suit, audit, arbitration or other proceeding set forth on Schedule 3.11, to the Company’s Knowledge and Sellers’ Knowledge, (a) there is no investigation by any Governmental Entity with respect to the Company pending or threatened, nor has any Governmental Entity indicated to the Company an intention to conduct the same; (b) there is no claim, investigation, action, suit, audit, arbitration or other proceeding pending or threatened against or involving the Company, or any of its assets or properties, at law or in equity, or before any arbitrator or Governmental Entity and (c) there are no judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against the Company.

3.12 Tax Matters.

3.12.1 Filing of Returns.  Each Seller and the Company has prepared and filed on a timely basis with all appropriate Governmental Entities all returns (including information returns) in respect of Taxes that each Seller or the Company, as the case may be, is required to file on or prior to the Closing, and all such returns are correct and complete.  None of Sellers nor the Company has received any claim in writing from any Governmental Entity in a jurisdiction (domestic or foreign) where Sellers or the Company do not file returns in respect of Taxes that Sellers or the Company is or may be subject to taxation in such jurisdiction; and to the Company’s Knowledge and Sellers’ Knowledge, no such Governmental Entity has asserted or is considering asserting such a claim.  To the Company’s Knowledge and Sellers’ Knowledge there are no ongoing audits of such returns of Taxes.  All deficiencies proposed in writing by any Governmental Entity and agreed to by any Seller or the Company (as opposed to any deficiencies proposed in writing by any Governmental Entity and being contested in good faith by such Sellers or the Company) as a result of such audits have been paid.

3.12.2 Payment of Taxes.  Each Seller and the Company has paid in full all Taxes due and owing by it on or before the Closing (whether or not shown on any Tax return) and, in the case of Taxes of the Company accruing for a period ending on or before the Closing that are not due on or before the Closing, the Company has made adequate provision (not including any provision for deferred Taxes established to reflect timing differences between book and Tax income) in the Company’s books and records and on the face of its financial statements (rather than in any notes thereto) for such payment.  There are no Encumbrances on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.  Since the Balance Sheet Date, the Company has not incurred any Liability for Taxes arising from extraordinary gain or loss as that term is used in GAAP, outside the ordinary course of its business.  There is no dispute or claim concerning any Tax Liability of the Company claimed or raised by any Governmental Entity, any Seller or any agent or other representative of the Company or any Seller in writing or, to the Company’s Knowledge or Sellers’ Knowledge, orally.  The Company has received no indication from any Governmental Entity that there exists any proposed tax assessment against the Company; and to the Company’s Knowledge and Sellers’ Knowledge, there is no proposed tax assessment against the Company.

3.12.3 Withholding.  The Company has withheld from each payment, whether in cash or in kind, made or owing to any of its current or former employees, officers, managers, independent contractors, creditors, Sellers, or other third party all amounts required by Applicable Laws to be withheld and has, where required, remitted such amounts within the applicable periods to the appropriate Governmental Entities or, if such remittances are not yet due, has made adequate provision therefor in the Company’s books and records and on the face of its financial statements (rather than in any notes thereto).  All Forms W-2 and 1099 required to be filed by or on behalf of the Company have been properly completed and timely filed.  The Company has timely paid all amounts required by Applicable Laws to be paid by the Company to any Governmental Entity in respect of taxation of Sellers (or any other current or former Interest  holder) on Sellers’ (or any such other current or former Interest  holder’s) distributive shares of the Company’s income.  No portion of the Purchase Price is subject to any Tax withholding under any Tax law.

3.12.4 Assessments.  None of Sellers nor the Company expects any Governmental Entity to assess any additional Taxes with respect to the Company for any period for which Tax returns have been filed.  Except as set forth on Schedule 3.12.4, since December 31, 2004, no Governmental Entity has examined or audited the Company in respect of Taxes.  Except as set forth on Schedule 3.12.4, since December 31, 2004, none of Sellers nor the Company has received any communication from any Governmental Entity (a) indicating an interest to open an audit or review in respect of Taxes, (b) requesting information relating to Tax matters, or (c) noticing a deficiency or proposed adjustment for any amount of Taxes proposed, asserted or addressed.  Neither any of Sellers nor the Company has executed or filed any agreement extending the period of assessment or collection of any Taxes.

3.12.5 Access to Returns.  Buyer has been provided with a copy of or access to all federal, state, local and foreign Tax returns filed by the Company since January 1, 2004.  Buyer has been provided with a copy of or access to all assessments, extensions and waivers resulting from any audits of the Company or any Seller by a Governmental Entity in respect of Taxes, and all such assessments and related penalties and interest have been paid in full, except for immaterial amounts being contested in good faith by the Company or any such Sellers.

3.12.6 Miscellaneous Items.  The Company is not a party to any agreement, contract, arrangement or plan that has resulted or could result (determined regardless of whether or not the Company is or has been otherwise subject to the Code Sections 280G or 162(m)), separately or in the aggregate, in the payment of (a) any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign law) and (b) any amount that will not be fully deductible as a result of Code Section 162 (m) (or any corresponding provisions of state, local or foreign Tax law).  The Company is not and has never been a member of an Affiliated Group filing a consolidated federal income tax return.  The Company has no Liability for the Taxes of any Person other than itself under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.  Each of Sellers and the Company either (a) has disclosed on its respective income Tax returns, or (b) has “substantial authority” within the meaning of Code Section 6662 for all positions taken therein that could give rise to a substantial understatement of income Tax within the meaning of Code Section 6662.  Except as otherwise disclosed on Schedule 3.12.6, neither any of Sellers nor the Company is or has been a party to any “reportable transaction” as defined in Code Section 6707(A)(c)(1) and Treasury Regulations Section 1.6011-4(h).

3.12.7 No Tax Sharing Agreement.  The Company is not and never has been a party to or otherwise bound by any Tax-sharing agreement or similar agreement.  Any Tax-sharing agreement or similar agreement to which the Company is, was or may have been a party shall be terminated as of the Closing Date and shall have no further effect for any taxable year (whether the current year, a future year or a past year) so that after the Closing the Company shall not, except as set forth on the face of the Closing Balance Sheet, have any Liability under any Tax-sharing agreement or similar agreement.

3.12.8 Certain Income Items and Deductions.  The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(a) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(b) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(c) installment sale or open transaction disposition made on or prior to the Closing Date; or

(d) prepaid amount received on or prior to the Closing Date.

3.12.9 [Intentionally Omitted]

3.12.10 Affiliated Group.  The Company has never been a member of an Affiliated Group.

3.12.11 Unclaimed Property.  The Company has no assets that may constitute unclaimed property under Applicable Laws.  Without limiting the generality of the foregoing, the Company has established and followed procedures to identify any unclaimed property and, to the extent required by Applicable Laws, remit such unclaimed property to the respective Governmental Entity.  The Company’s records are adequate to permit Governmental Entities or outside auditors to confirm the foregoing representations and warranties of this Section 3.12.11.

3.12.12 Tax Status.  The Company has at all times since September 3, 1999 been, and up through the Closing Date will at all times continue to be either (i) disregarded for U.S. federal income Tax purposes (and for all other U.S. federal Tax purposes except as otherwise provided in Treasury Regulations Sections 301.7701-2(c)(iv) – (v), 301.7701-2T(c)(iv)(B) and 301.7701-2T(c)(v)(B)) as an entity separate from Vasconcellos or (ii) an entity treated as a partnership for U.S. federal income Tax purposes.  The Company has at all times since September 3, 1999 been, and up through the Closing Date will at all times continue to be either (i) disregarded as an entity separate from Vasconcellos for purposes of all income Taxes imposed by any other Governmental Entity (whether state, local, municipal or foreign) in any jurisdiction in which the Company has conducted any activities or (ii) an entity treated as a partnership for such income Tax purposes.

3.13 Employee Benefit Plans.

3.13.1 List of Plans.  Schedule 3.13.1 contains a correct and complete list of all pension, profit sharing, retirement, deferred compensation, welfare, legal services, medical, dental or other employee benefit or health insurance plans, life insurance or other death benefit plans, disability, equity compensation, bonus, severance pay and other similar plans, programs or agreements, relating to any Persons employed by the Company or in which any Person employed by the Company is eligible to participate and which is currently maintained or that was maintained at any time since January 1, 2004, by the Company or any ERISA Affiliate, or pursuant to which the Company has or may reasonably be expected to have any Liability (collectively, the “Company Plans”).  The Company has made available to Buyer complete copies, as of the date hereof, of all of the Company Plans that have been reduced to writing, together with all documents establishing or constituting any related trust, annuity contract, insurance contract or other funding instrument, and summaries of those that have not been reduced to writing.  The Company has made available to Buyer complete copies of current plan summaries, employee booklets, personnel manuals and other material documents or written materials concerning the Company Plans that are in the possession of the Company as of the date hereof.  The Company does not have and has never had any “defined benefit plans” as defined in ERISA Section 3(35).

3.13.2 ERISA.  Neither the Company nor any ERISA Affiliate of the Company has incurred any “withdrawal liability” calculated under Code Section 4211 and there has been no event or circumstance which would cause them to incur any such Liability.  Neither the Company nor any ERISA Affiliate of the Company has ever maintained a Company Plan providing health or life insurance benefits to former employees, other than as required pursuant to Code Section 4980B or to any state law conversion rights.  No Company Plan previously maintained by the Company or its ERISA Affiliates which was subject to ERISA has been terminated; no proceedings to terminate any such plan have been instituted within the meaning of Subtitle C of Title IV of ERISA; and no reportable event within the meaning of Section 4043 of said Subtitle C of Title IV of ERISA with respect to which the requirement to file a notice with the Pension Benefit Guaranty Corporation has not been waived has occurred with respect to any such Company Plan, and no Liability to the Pension Benefit Guaranty Corporation has been incurred by the Company or its ERISA Affiliates.  With respect to all the Company Plans, to the Company’s Knowledge and Sellers’ Knowledge, the Company and every ERISA Affiliate of the Company is in compliance with all requirements prescribed by all Applicable Laws, and has in all respects performed all obligations required to be performed by it.  Neither the Company nor any ERISA Affiliate of the Company, nor any of their managers, officers, employees or agents, nor any trustee or administrator of any trust created under the Company Plans, has engaged in or been a party to any “prohibited transaction” as defined in Code Section 4975 which could subject the Company or its Affiliates, managers or employees or the Company Plans or the trusts relating thereto or any party dealing with any of the Company Plans or trusts to any tax or penalty on “prohibited transactions” imposed by Code Section 4975.  Neither the Company Plans nor the trusts created thereunder have incurred any “accumulated funding deficiency,” as such term is defined in Code Section 412 and regulations issued thereunder, whether or not waived.

3.13.3 Plan Determinations.  Each Company Plan intended to qualify under Code Section 401(a) (or the prototype or volume submitter document upon which the Company Plan is based) has been determined by the Internal Revenue Service (“IRS”) to so qualify, and the trusts created thereunder have been determined to be exempt from Tax under Code Section 501(a); copies of all determination or opinion letters which have been received by the Company have been delivered or made available to Buyer, and Sellers have not taken any action, or received any notification of any action taken by any other Person since the date of such determination or opinion letters that might cause the loss of such qualification or exemption.  With respect to each Company Plan which is a qualified profit sharing plan, all employer contributions accrued for plan years ending prior to the Closing under the Company Plan terms and Applicable Laws have been made.

3.13.4 Funding.  Except as set forth on Schedule 3.13.4:

(a) all contributions, premiums or other payments due or required to be made to the Company Plans as of the date hereof have been made as of the date hereof or are properly reflected on the Company Balance Sheet;

(b) there are no actions, liens, suits or claims (other than routine claims for benefits) pending or, to the Company’s Knowledge and Sellers’ Knowledge, threatened with respect to any Company Plan;

(c) no event has occurred, and there exists no condition or set of circumstances, which presents a material risk of a partial termination (within the meaning of Code Section 411(d)(3)) of any Company Plan;

(d) each Company Plan that is a “group health plan” (as defined in Section 607(1) of ERISA) has been operated at all times in substantial compliance with the provisions of COBRA and any applicable, similar state law; and

(e) with respect to any Company Plan that is qualified under Code Section 401(k), individually and in the aggregate, to the Company’s Knowledge and Sellers’ Knowledge, no event has occurred, and there exists no condition or set of circumstances in connection with which the Company could be subject to any Liability (except Liability for benefits claims and funding obligations payable in the ordinary course) under ERISA, the Code or any other Applicable Laws.

3.13.5 Welfare Plans.  With respect to any Company Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (a “Welfare Plan”), (a) each Welfare plan for which contributions are claimed by the Company as deductions under any provision of the Code is in compliance with all applicable requirements pertaining to such deduction, (b) with respect to any welfare benefit fund (within the meaning of Code Section 419 related to a Welfare Plan, there is no disqualified benefit (within the meaning of Code Section 4976(b) that would result in the imposition of a Tax under Code Section 4976(a), (c) any Company Plan that is a group health plan (within the meaning of Code Section 4980B(g)(2) complies, and in each and every case has complied, to the Company’s Knowledge and Sellers’ Knowledge, with all of the applicable material requirements of COBRA, the Family Medical Leave Act of 1993, the Health Insurance and Portability and Accountability Act of 1996, the Women’s Health and Cancer Rights Act of 1996, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of state law or foreign law applicable to employees of the Company or any ERISA Affiliate of the Company. None of the Company Plans promises or provides retiree medical or other retiree welfare benefits to any Person except as required by Applicable Laws, and neither the Company nor any ERISA Affiliate of the Company has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, manager, consultant or other Person, except to the extent required by statue.  No Company Plan or employment agreement provides health benefits that are not insured through an insurance contract.  Except as set forth on Schedule 3.13.5, each Company Plan is amendable and terminable unilaterally by the Company at any time without Liability to the Company as a result thereof and no Company Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Plan.

3.13.6 Certain Other Matters.  Except as reserved for on the Company Balance Sheet or the Final Closing Balance Sheet, the Company has no Liability or potential Liability and the Company will not have any Liability or potential Liability, with regard to any Company Plan, as a result of any failure to perform non-discrimination testing on a Company Plan or any failure to amend a Company Plan pursuant to the legislation commonly known as “GUST” or the legislation commonly known as “EGTRRA.”  All employee contributions, including elective deferrals, to the Company’s 401(k) plan(s) have been segregated from the Company’s general assets and deposited into the trust(s) established pursuant to the 401(k) plan(s) in a timely manner in accordance with the “plan asset” regulations of the Department of Labor.

3.14 Employment-Related Matters.

3.14.1 Labor Relations.  Except to the extent set forth on Schedule 3.14.1: (a) the Company is not a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of the employees of the Company; (b) there is no labor strike, dispute, slowdown, work stoppage or lockout that is pending or, to the Company’s Knowledge and Sellers’ Knowledge, threatened against or otherwise affecting the Company, and the Company has not experienced the same; (c) except as has occurred in the ordinary course of the Company’s business without any resulting Liability of the Company, the Company has not closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement or separation program at any time, nor has the Company planned or announced any such action or program for the future with respect to which the Company has any Liability; and (d) all salaries, wages, vacation pay, bonuses, commissions and other compensation due from the Company to the employees of the Company before the date hereof have been paid or accrued as of the date hereof.

3.14.2 Employee List.  Set forth on Schedule 3.14.2 is a list containing the name of each employee of the Company, whether full-time or part time, and each such employee’s position, starting employment date and annual salary as of the date indicated thereon (“Employee List”).  The Employee List is correct and complete as of the date of the Employee List.  No third party has asserted in writing any claim, or, to the Company’s Knowledge and Sellers’ Knowledge, has any reasonable basis to assert any valid claim, against the Company that either the continued employment by, or association with, the Company of any of the current officers or employees of, or consultants to, the Company contravenes any agreements or Applicable Laws regarding unfair competition, trade secrets or proprietary information.

3.15 Environmental.

3.15.1 Environmental Laws.  (a) To the Company’s Knowledge and Sellers’ Knowledge, the Company is in material compliance with all applicable Environmental Laws in effect on the date hereof; and (b) the Company has not received any communication that alleges that the Company is not in compliance with all applicable Environmental Laws in effect on the date hereof.

3.15.2 No Basis for Claims.  To the Company’s Knowledge and Sellers’ Knowledge, there are no past or current actions or activities by the Company, or any circumstances, conditions, events or incidents, including the storage, treatment, release, emission, discharge, disposal or arrangement for disposal of any Material of Environmental Concern, whether or not by the Company, that could reasonably form the basis of any Environmental Claim against the Company or against any Person whose Liability for any Environmental Claim the Company may have retained or assumed either contractually or by operation of law, including the storage, treatment, release, emission, discharge, disposal or arrangement for disposal of any Material of Environmental Concern or any other contamination or other hazardous condition, whether caused by the Company or not related to the premises at any time occupied by the Company.

3.15.3 Transportation of Materials of Environmental Concern.  Since December 31, 2004, the Company has not used, handled, generated, produced, manufactured, treated, stored, disposed of, recycled or transported any Materials of Environmental Concern, whether on behalf of the Company or any other Person, in violation of any Environmental Laws, and there has been no Release or threatened Release of any Materials of Environmental Concern beneath or from any real property operated or formerly owned or operated by the Company.

3.16 No Broker’s or Finder’s Fees.  Except for D.A. Davidson & Co. (“Davidson”), the fees and expenses of which shall be paid by Sellers at the Closing, the Company has not paid or become obligated to pay any fee or commission to any broker, finder, financial advisor, intermediary or other Person in connection with the Transactions and giving effect to the consummation of the Closing will not cause the Company to be so obligated.  Upon consummation of the Closing, the Company will have no Liabilities whatsoever in respect of Davidson, including under the letter agreement and agreement, both dated January 8, 2009, between Davidson and the Company (collectively, the “Davidson Agreement”).

3.17 Assets Other Than Real Property.

3.17.1 Title.  The Company has good, valid and marketable title to all of the tangible assets shown on the Company Balance Sheet, in each case, free and clear of any Encumbrance, except for (a) assets disposed of since Balance Sheet Date in the ordinary course of business and in a manner consistent with past practices, (b) Liabilities and Encumbrances reflected in the Company Balance Sheet or otherwise in the Company Financial Statements, (c) Permitted Encumbrances, and (d) Liabilities and Encumbrances set forth on Schedule 3.17.1.

3.17.2 Closing Date Assets.

(a) As of the Closing Date, the Company will have good, valid and marketable title to all of its assets, including those assets shown on the Final Closing Balance Sheet, in each case free and clear of any Encumbrances other than Permitted Encumbrances.

(b) Schedule 3.17.2(b) lists all material tangible personal property that is owned by the Company and the location thereof.  All of such personal property is in normal operating condition, subject to ordinary wear and tear.

(c) The Company’s assets include all right, title and interest in and to all assets that are used in or that are being held for use or are otherwise necessary in the operation, as currently conducted by the Company, of its business.

(d) Schedule 3.17.2(d) contains a complete and correct list of all Governmental Entity-owned property or Governmental Entity-furnished equipment, including tooling and test equipment, provided under, necessary to perform the obligation under, or for which the Company could be held accountable under, the Government Contracts and such Governmental Entity-owned property is maintained by the Company in accordance with government-approved property management system.

3.17.3 Condition.  All facilities, equipment and personal property owned by the Company and regularly used in its business is in normal operating condition and repair, ordinary wear and tear excepted, which wear and tear, taken in the aggregate, is not material to the Company and does not affect the Company’s obligations to consummate the Transactions and otherwise perform under this Agreement.

3.18 Real Property.

3.18.1 Company Real Property.  The Company does not own and has never owned any real property.

3.18.2 Company Leases.  Schedule 3.18.2 lists all of the Company Leases.  Complete copies of the Company Leases, and all material amendments thereto (which are identified on Schedule 3.18.2) have been made available by the Company to Buyer.  The Company Leases grant leasehold estates free and clear of all Encumbrances (except Permitted Encumbrances) granted by or caused by the actions of the Company.  The Company Leases are in full force and effect and are binding and enforceable against each of the parties thereto in accordance with their respective terms and conditions.  Neither the Company nor, to the Company’s Knowledge and Sellers’ Knowledge, any other Person to a Company Lease, has committed a breach or default under any Company Lease, nor has there occurred any event that with the passage of time or the giving of notice or both would constitute such a breach or default.  Schedule 3.18.2 identifies each Company Lease the provisions of which would be adversely affected by the Transactions and each Company Lease that requires the consent of any third Person in connection with the Transactions.  No construction, alteration or other leasehold improvement work with respect to the real property covered by any of the Company Leases remains to be paid for or to be performed by the Company.  Except as set forth on Schedule 3.18.2, no Company Leases have an unexpired term which, including any renewal or extensions of such term provided for in the Company Lease, could exceed 365 days.

3.18.3 Condition.  All leasehold improvements and fixtures, or parts thereof, used by the Company in the conduct of its business are in normal operating condition and repair, ordinary wear and tear excepted, and are insured with coverages that are usual and customary for similar properties and similar businesses or are required, pursuant to the Company Leases, to be insured by third Persons.

3.19 Contracts, Agreements and Commitments.

3.19.1 Company Contracts.  Except as set forth on Schedule 3.19.1, the Company is not a party to:

(a) any bonus, deferred compensation, pension, severance, profit-sharing, equity compensation, employee stock purchase or retirement plan, Contract or arrangement or other employee benefit plan or arrangement;

(b) any employment Contract with any current employee, officer, manager or consultant (or former employees, officers, managers and consultants to the extent there remain at the date hereof obligations to be performed by the Company);

(c) any Company Contract for personal services or employment with a term of service or employment specified in the Contract or any Contract for personal services or employment in which the Company has agreed on the termination of such Contract to make any payments greater than those that would otherwise be imposed by Applicable Laws;

(d) any Company Contract of guarantee or indemnification;

(e) any Company Contract containing a covenant limiting or purporting to limit the freedom of the Company to compete with any Person in any geographic area or to engage in any line of business;

(f) any lease other than the Company Leases under which the Company is lessee that involves, in the aggregate, payments of $10,000 or more per annum, or of $50,000 or more for the remaining term of the Company Lease or is material to the conduct of the Company’s business;

(g) any joint venture or profit-sharing Company Contract or similar Contract ;

(h) except for trade indebtedness incurred in the ordinary course of business and equipment leases entered into in the ordinary course of business, any loan or credit Contract providing for the extension of credit to the Company or any instrument evidencing or related in any way to indebtedness incurred in the acquisition of companies or other entities or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise that individually is in the amount of $10,000 or more;

(i) any license Contract, either as licensor or licensee, involving payments (including past payments) of $10,000 in the aggregate or more, or any material distributor, dealer, reseller, franchise, manufacturer’s representative, or sales agency or any other similar material Contract;

(j) any Company Contract granting exclusive rights to, or providing for the sale of, all or any portion of the Company Proprietary Rights;

(k) any Company Contract or arrangement providing for the payment of any commission or similar payment based on sales or contract awards other than to employees of the Company;

(l) Except as set forth on Schedule 3.26.1(a), any Company Contract for the sale by the Company of materials, products, services or supplies that involves future payments to the Company of more than $10,000;

(m) other than the Company Leases, any Company Contract for the purchase by the Company of any materials, equipment, services, or supplies that either (i) involves a binding commitment by the Company to make future payments in excess of $10,000 and cannot be terminated by it without penalty upon 30 days or less notice or (ii) was not entered into in the ordinary course of business;

(n) any Company Contract or arrangement with any third Person for such third party to develop any intellectual property or other asset expected to be used or currently used or useful in the Company’s business;

(o) any Company Contract or commitment for the acquisition, construction or sale of fixed assets owned or to be owned by the Company that involves future payments by it of more than $10,000;

(p) any Company Contract or commitment to which current or former managers, officers or Affiliates of the Company (or directors, managers or officers of an Affiliate of the Company) are also parties;

(q) any Company Contract not described above (ignoring, solely for this purpose, any dollar amount thresholds in those descriptions) involving the payment or receipt by the Company of more than $25,000, other than the Company Leases;

(r) any Company Contract not described above that was not made in the ordinary course of business and that is material to the Company’s financial condition, business, operations, assets, or results of operations; or

(s) any Company Contract that provides for any continuing or future obligation of the Company, involving Liability of the Company of more than $25,000, actual or contingent, including any continuing representation or warranty and any indemnification obligation, in connection with the disposition of any business or assets of the Company.

3.19.2 Validity.  All Company Contracts, including the Company Contracts required to be set forth on Schedule 3.19.1 are valid and in full force and effect.  Since January 1, 2005, the Company has not, nor, to the Company’s Knowledge, has any other party thereto, breached any provision of, or defaulted under the terms of any such Contract except as set forth on Schedule 3.19.2 or have been cured or waived, and the Company has not received any “notice to cure” or a similar notice from any Governmental Entity requesting performance under any Contract between the Company and such Governmental Entity.

3.19.3 Third-Party Consents.  Schedule 3.19.3 identifies each Contract and other document that requires that notice be provided to a third Person or the consent of a third Person, including Governmental Entities, in connection with the Transactions.

3.20 Intellectual Property.

3.20.1 Right to Intellectual Property.  Except as set forth on Schedule 3.20.1, the Company owns, or has, fully paid, rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material (excluding Commercial Software) that are used in the business of the Company as currently conducted (the “Company Proprietary Rights”).  The Commercial Software used in the Company’s business has been acquired and used by the Company on the basis of and in accordance with a valid license from the manufacturer or the dealer authorized to distribute such Commercial Software and, to the Company’s Knowledge, free and clear of any claims or rights of any third parties. The Company is not in breach of any of the terms and conditions of any such license and, to the Company’s Knowledge, has not been infringing upon any rights of any third parties in connection with its acquisition or use of the Commercial Software.

3.20.2 No Conflict.

(a) Set forth on Schedule 3.20.2(a) is a complete list of all patents, trademarks, registered copyrights, trade names and service marks, and any applications therefor, included in the Company Proprietary Rights, specifying, where applicable, the jurisdictions in which each such Company Proprietary Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners.

(b) None of the Company’s currently marketed software products has been registered for copyright protection with the United States Copyright Office or any foreign offices nor has the Company been requested to make any such registration.

(c) Set forth on Schedule 3.20.2(c) is a complete list of all material licenses, sublicenses and other Contracts as to which the Company is a party and pursuant to which the Company or any other Person is authorized to use any Company Proprietary Right (excluding “end-user licenses”) or other trade secret material to the business of the Company, and includes the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof.

(d) The Company is not in violation of any license, sublicense or other Contract described on such list except such violations as do not materially impair the Company’s rights under such license, sublicense or other  Contract.

(e) The execution and delivery of this Agreement by the Company, and the consummation of the Transactions, will neither cause the Company to be in violation or default under any such license, sublicense or other Contract, nor entitle any other party to any such license, sublicense or other Contract to terminate or modify such license, sublicense or other Contract.

(f) Except as set forth on Schedule 3.20.2(f), the Company is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any and all Encumbrances), the Company Proprietary Rights, and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which the Company Proprietary Rights are being used.

(g) Except as set forth on Schedule 3.20.2(g), no claims with respect to the Company Proprietary Rights have been asserted or, to the Company’s Knowledge and Sellers’ Knowledge, are threatened by any Person nor, to the Company’s Knowledge and Sellers’ Knowledge, are there any valid grounds for any bona fide claims to the effect that the manufacture, sale, licensing or use of any of the products of the Company as currently manufactured, sold, licensed or used or proposed for manufacture, use, sale or licensing by the Company infringes on any copyright, patent, trademark, service mark or trade secret,  against the use by the Company of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the Company’s business as currently conducted or as proposed to be conducted by the Company, or challenging the ownership by the Company, or the validity or effectiveness of any of the Company Proprietary Rights.

(h) Except as set forth on Schedule 3.20.2(h), all material registered trademarks, service marks and copyrights held by the Company are valid and subsisting in the jurisdictions in which they have been filed.

(i) To the Company’s Knowledge and Sellers’ Knowledge, there is no material unauthorized use, infringement or misappropriation of any of the Company Proprietary Rights by any third party, including any employee or former employee of the Company.

(j) No Company Proprietary Right or product of the Company is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by the Company.

(k) Except as set forth on Schedule 3.20.2(k), the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

(l) The Company’s products, packaging and documentation contain copyright notices sufficient to maintain copyright protection on the copyrighted portions of the Company Proprietary Rights.

3.20.3 Employee Agreements.  Except as set forth on Schedule 3.20.3(a), each employee, officer and consultant of the Company has executed a confidentiality agreement in substantially the form of Schedule 3.20.3(b), each officer has executed a non-competition agreement in substantially the form of Schedule 3.20.3(c) and each consultant has entered into a consulting agreement in substantially the form of Schedule 3.20.3(d).  To the Company’s Knowledge and Sellers’ Knowledge, (i) no employee, officer or consultant of the Company is in breach of any employment or consulting contract, proprietary information and inventions agreement, non-competition agreement, or any other contract or agreement with the Company and (ii) the Company has no liability for any breach by any employee, officer or consultant of the Company under any such contracts or agreements with any previous employer.

3.21 Insurance Contracts.  Schedule 3.21 lists all contracts of insurance and indemnity in force at the date hereof with respect to the Company.  Such contracts of insurance and indemnity and those shown in other Schedules (collectively, the “Company Insurance Contracts”) insure against such risks, and are in such amounts, as are disclosed on such Schedules.  All of the Company Insurance Contracts are in full force and effect, and to the Company’s Knowledge and Sellers’ Knowledge, there are no defaults thereunder by the Company which could permit the insurer to deny payment of claims thereunder.  The Company has not received notice from any of its insurance carriers that any insurance premiums will be materially increased in the future or that any insurance coverage provided under the Company Insurance Contracts will not be available in the future on substantially the same terms as now in effect.  The Company has not received or given a notice of cancellation with respect to any of the Company Insurance Contracts.

3.22 Banking Relationships.  Schedule 3.22 shows the names and locations of all banks, trust companies and other financial institutions in which the Company has accounts, lines of credit or safety deposit boxes and, with respect to each account, line of credit or safety deposit box, the names of all Persons authorized to draw thereon or to have access thereto.

3.23 No Contingent Liabilities.  To the Company’s Knowledge and Sellers’ Knowledge, the Company has no contingent or conditional Liabilities of any kind arising from or in connection with any acquisition of a Person or a line of business by the Company.

3.24 Absence of Certain Relationships.  Except as set forth on Schedule 3.24, to the Company’s Knowledge and Sellers’ Knowledge none of (a) the Company, (b) any officer of the Company, (c) any Seller, or (d) any member of the immediate family of the individuals listed in clauses (b) or (c) of this Section 3.24, has any financial or employment interest in any subcontractor, supplier, or customer of the Company (other than equity holdings in publicly held companies of less than two percent of the outstanding capital stock of any such publicly held company).

3.25 Sensitive Payments.  Neither the Company nor any Affiliate of the Company, nor, to the Company’s Knowledge and Sellers’ Knowledge, any other Person associated with or acting for or on behalf of any of the foregoing, has directly or indirectly taken any action which would cause the Company to be in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.  Neither the Company, nor any Affiliate of the Company, nor, to the Company’s Knowledge and Sellers’ Knowledge, any other Person associated with or acting for or on behalf of any of the foregoing, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kick-back, or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company, or (iv) in violation of any Applicable Laws, or (b) established or maintained any fund or asset that has not been recorded in the Company’s books and records.

3.26 Government Contracts.

3.26.1 Generally.  Each Company Contract and other Company Engagement that is a Government Contract (each an “Active Government Contract”) is listed on Schedule 3.26.1(a) and identified as a Government Contract.  Each Company Completed Engagement that is or was a Government Contract is referred to herein as a “Completed Government Contract.”  Also listed on Schedule 3.26.1(a) and identified as a “Government Bid” is each outstanding offer, quote, bid or proposal for a Government Contract involving the Company’s business (“Government Bid”).  Listed on Schedule 3.26.1(b) is each Active Government Contract under which, to the Company’s Knowledge and Sellers’ Knowledge, the Company currently is experiencing, or is likely to experience, either cost, schedule, technical or quality problems.

3.26.2 Bids and Awards.  To the Company’s Knowledge and Sellers’ Knowledge, except as set forth on Schedule 3.26.2, (a) each Active Government Contract and each Completed Government Contract (collectively, the “Government Contracts”) was legally awarded, (b) no such Active Government Contract (or, where applicable, the prime contract with the United States Government under which such Government Contract was awarded) is the subject of bid or award protest proceedings, (c) no such Active Government Contract (or, where applicable, the prime contracts with the United States Government under which such Government Contract was awarded) is reasonably likely to become the subject to bid or award protest proceedings, and (d) there is no pending award in respect of a Government Bid that was made under any small business set aside program that would deem the Company ineligible for such award as a result of the Closing.  Except as set forth on Schedule 3.26.2, to the Company’s Knowledge and Sellers’ Knowledge, no facts exist which would reasonably be expected give rise to a claim for price adjustment under the Truth in Negotiations Act or to any other request for a reduction in the price of any Government Contracts.

3.26.3 Compliance with Law and Regulation and Contractual Terms; Inspection and Certification.

(a) Except as set forth on Schedule 3.26.3, and to the Company’s Knowledge and Sellers’ Knowledge, the Company has complied with all applicable statutory and regulatory requirements pertaining to the Government Contracts to which it is a party, including the Armed Services Procurement Act, the Federal Property and Administrative Services Act, the Federal Acquisition Regulation (the “FAR”), the FAR cost principles, and the Cost Accounting Standards.

(b) To the Company’s Knowledge and Sellers’ Knowledge, (i) the Company has complied with all terms and conditions, including all clauses, provisions, specifications, and quality assurance, testing and inspection requirements of the Government Contracts, whether incorporated expressly, by reference or by operation of Applicable Law; (ii) all facts set forth in or acknowledged by any representations, certifications or disclosure statements made or submitted by or on behalf of the Company in connection with any Government Contract and its quotations, bids and proposals for Government Contracts were current, accurate and complete as of the date of their submission; (iii) the Company has complied with all applicable representations, certifications and disclosure requirements under all Government Contracts and each of its quotations, bids and proposals for Government Contracts; (iv) no facts exist which could reasonably be expected to give rise to Liability to the Company under the False Claims Act that would reasonably be expected to result in a Company Liability; and (v) no facts exist which could reasonably be expected to give rise to an obligation of the Company to reimburse any Governmental Entity in respect of any Completed Government Contract that has not been officially closed out by such Governmental Entity as a result of final indirect rate adjustments.

(c) Except as described in Schedule 3.26.3, to the Company’s Knowledge and Sellers’ Knowledge, the Company has not undergone and is not undergoing any, review, inspection, investigation, survey or examination of records relating to any Government Contract and no audit, review, inspection, investigation, survey or examination of records described in Schedule 3.26.3 has revealed any fact, occurrence, or practice that would reasonably be expected to adversely affect the assets, business or financial statement of the Company, or its continued eligibility to receive and perform Government Contracts.

(d) To the Company’s Knowledge and Sellers’ Knowledge, the Company has not made any payment, directly or indirectly, to any Person in violation of Applicable Laws, including laws relating to bribes, gratuities, kickbacks, lobbying expenditures, political contributions and contingent fee payments.

(e) To the Company’s Knowledge and Sellers’ Knowledge, the Company has complied with all applicable requirements under each Government Contract relating to the safeguarding of and access to classified information.

(f) To the Company’s Knowledge and Sellers’ Knowledge, the Company’s cost accounting purchasing, inventory and quality control systems are in compliance with all applicable government procurement statutes and regulations and with the requirements of the Government Contracts.

(g) To the Company’s Knowledge and Sellers’ Knowledge, the Company has complied in all material respects with applicable statutory and regulatory requirements pertaining to each Government Contract to which it is a party premised on the Company’s small business status, the Company’s status as a participant in the Small Business Administration’s Section 8(a) Business Development program, small disadvantaged business status, veteran owned status, protégé status, or other preferential status, or whether, to the Company’s Knowledge and Sellers’ Knowledge, the prime contractor under which the Company is performing any Government Contract as a subcontractor has taken credit based on the Company’s small business status, the Company’s status as a participant in the Small Business Administration’s 8(a) Business Development program, small disadvantaged business status, veteran owned status, protégé status, or other preferential status.

3.26.4 Disputes, Claims and Litigation.

(a) Except as described on Schedule 3.26.4(a), to the Company’s Knowledge and Sellers’ Knowledge: (i) there are neither outstanding claims or disputes against the Company relating to any Government Contract nor any facts or allegations that would reasonably be expected to give rise to such a claim or dispute in the future; and (ii) there are neither any outstanding claims or disputes relating to any Government Contract which, if resolved unfavorably to the Company, would increase by five percent or more the Company’s cost to complete performance of any task order under such Government Contract above the amounts set forth in the estimates to complete previously prepared by the Company and delivered to Buyer for the Government Contract, nor any reasonably foreseeable expenditures which would increase by five percent or more the cost to complete performance of any task order under Government Contract above the amounts set forth in the estimates to complete described above.

(b) The Company has not been nor is currently under any administrative, civil or criminal investigation or indictment disclosed to the Company involving alleged false statements, false claims or other misconduct relating to any Government Contract or quotations, bids and proposals for Government Contracts, and, to the Company’s Knowledge and Sellers’ Knowledge, there is no basis for any such investigation or indictment.

(c) The Company has not been nor is currently a party to any administrative or civil litigation involving alleged false statements, false claims or other misconduct relating to any Government Contract or quotations, bids and proposals for Government Contracts and, to the Company’s Knowledge and Sellers’ Knowledge, there is no basis for any such proceeding.

(d) Except as described on Schedule 3.26.4(a): (i) neither the United States Government nor any prime contractor or higher-tier subcontractor under a Government Contract has withheld or set off, or attempted to withhold (other than the hold-backs pursuant to contracts in the ordinary course of business) or set-off, material amounts of money otherwise acknowledged to be due to the Company under a Government Contract; (ii) neither the United States Government nor any prime contractor or higher-tier subcontractor under an Active Government Contract has questioned or disallowed any material costs claimed by the Company under any Active Government Contract; and (iii) to the Company’s Knowledge and Sellers’ Knowledge, there is no fact or occurrence that would reasonably be expected to be a basis for disallowing any such costs.

3.26.5 Sanctions.  Neither the United States Government nor any prime contractor or higher-tier subcontractor under a Government Contract nor any other Person has notified the Company, of any actual or alleged violation or breach of any statute, regulation, representation, certification, disclosure obligation, contract term, condition, clause, provision or specification except where such violation or breach is or would reasonably be expected to be immaterial.  Except as set forth on Schedule 3.26.5, the Company has not received any show cause, cure, deficiency, default or similar notices relating to any Government Contract.  Neither the Company nor any manager, officer, employee, consultant or Affiliate thereof has been or is currently suspended, debarred or, to the Company’s Knowledge and Sellers’ Knowledge, proposed for suspension or debarment from contracting with any Governmental Entities and, to the Company’s Knowledge and Sellers’ Knowledge, no facts exist which could cause or give rise to such suspension or debarment or proposed suspension or debarment.  No determination of non-responsibility has ever been issued against the Company with respect to any quotation, bid or proposal for a Government Contract.

3.26.6 Terminations; Show-Cause Letters.  Except as set forth on Schedule 3.26.6, (a) no Company Government Contract relating to the Company’s business has been terminated for default or convenience since December 31, 2004, (b) the Company has not received a show-cause letter or any similar communication, notice or Order from any Governmental Entity since December 31, 2004 and (c) the Company has not received any notice terminating or indicating an intent to terminate any Active Government Contract for convenience.

3.26.7 Within the Scope.  Except as set forth on Schedule 3.26.7, there has been no allegation, charge or finding (internal or external to the Company), or, to Company’s Knowledge and Sellers’ Knowledge, investigation or report (internal or external to the Company) since December 31, 2004 to the effect that the Company has been, or may have been, a party to any task order or delivery order, under a multiple award schedule contract or any other Government Contract, where the goods or services purchased, or identified to be purchased, by a Government Entity under such task order or delivery order are or were not reasonably within the statement of work contained in the multiple award schedule contract or other government Contract under which the task order or delivery order was issued.

3.26.8 Assignments.  Except as set forth on Schedule 3.26.8, the Company has not made any assignment of any Active Government Contract or of any right, title or interest in or to any Active Government Contract to any Person.  The Company has not entered into any financing arrangements with respect to the performance of any Government Contract.

3.26.9 Property.  To the Company’s Knowledge and Sellers’ Knowledge, the Company is in compliance with all Applicable Laws with respect to the possession and maintenance of all government-furnished property (as defined in the FAR).

3.26.10 Governmental Entity Audits and DCAA Claims.  The Company has been audited by the Defense Contracting Audit Agency (“DCAA”) through December 31, 2006.  The Company has not had any material adjustments arising out of any audit by a Governmental Entity, including DCAA’s audits and, to the Company’s Knowledge and Sellers’ Knowledge, except as set forth on Schedule 3.26.10, there are no facts, events or circumstances that would reasonably indicate that the Company is likely to be subject to a DCAA Claim.

3.26.11 National Security Obligations.  To the Company’s Knowledge and Sellers’ Knowledge, the Company is in compliance with all Applicable Laws regarding national security, including those obligations specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (February 2006), and any supplements, amendments or revised editions thereof.

3.26.12 Credentials.  To the Company’s Knowledge and Sellers’ Knowledge, each Company employee performing services related to a Company Government Contract possessed (during the time of such performance) all of the required credentials (e.g., education and experience) and security clearances specified in or required by such Company Government Contract.  To the Company’s Knowledge and Sellers’ Knowledge, there is no existing information, fact, condition or circumstance that would cause the Company to lose its facility security clearances.

3.26.13 Export Compliance.

(a) To the Company’s Knowledge and Sellers’ Knowledge, the Company has complied, and is in compliance, in each case in all material respects, with the Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Act (“EAA”), the Export Administration Regulations, the International Emergency Economic Powers Act (“IEEPA”), the antiboycott and embargo regulations and guidelines issued under the EAA and IEEPA (and other legal authority), the economic sanctions regulations of the United States Department of the Treasury, Office of Foreign Assets Control, United States/Canada Joint Certification Program and United States Customs requirements, including the various laws and regulations enforced by the United States Department of Homeland Security, Customs & Border Protection.

(b) Neither the Company, nor the member and managers of the Company are the subject of any indictment for nor have any of them been convicted of violating the United States Foreign Corrupt Practices Act of 1977, as amended (“FCPA”) or any of the statutes or regulations referenced in Section 3.26.13(a), nor are any of them ineligible to contract with, or to receive a license or other approval to export or import articles or services subject to United States export control statutes and regulations from, or to receive an export license or other approval from, any United States Governmental Entity.

3.26.14 No Contingent Fees.  To the Company’s Knowledge and Sellers’ Knowledge, no facts, events or other circumstances exist that violate or otherwise constitute a basis on which the United States Government or any other Person might reasonably claim to violate, the covenant against contingent fees under any Company Government Contract or Company Engagement, or 10 U.S.C. §2306, 41 U.S.C. §254(a) as implemented in FAR 3.402.

3.27 Cumulative Exceptions.  The exceptions and qualifications to the representations and warranties set forth in this Article 3 which are based upon such exceptions and qualifications being “material” or being “in all material respects,” or not having or would or could not reasonably be expected to result in a Company Material Adverse Effect, or any similar exception or qualification, have not and will not, individually or in the aggregate, have a Company Material Adverse Effect (collectively, the “Materiality Qualifications”).

ARTICLE 4.   REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as follows:

4.1 Corporate Status of Buyer.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with the requisite corporate power to own, operate and lease its properties and to carry on its business as currently being conducted.

4.2 Authority for Agreement; Noncontravention.

4.2.1 Authority of Buyer.  Buyer has the corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions.  The execution, delivery and performance of this Agreement and the consummation of the Transactions have been duly and validly authorized by Buyer’s board of directors and no other corporate proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the Transactions.  This Agreement and, when executed and delivered, the other agreements contemplated hereby to be signed by Buyer have been or, when executed and delivered, will be duly executed and delivered by Buyer as the case may be, and constitute valid and binding obligations of Buyer as the case may be, enforceable against Buyer in accordance with their terms.

4.2.2 No Conflict.  Neither execution and delivery of this Agreement by Buyer nor the performance by Buyer of its obligations hereunder, nor the consummation by Buyer of the Transactions will (a) conflict with or result in a violation of any provision of Buyer’s certificate of incorporation or by-laws, as amended, or (b) with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of, or constitute a default under, or result in any right to accelerate or result in the creation of any Encumbrance pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, instrument or other agreement, Permit, concession, grant, franchise, license, judgment, order, decree, statute, ordinance, rule or regulation to which Buyer is a party or by which any of its assets or properties is bound or which is applicable to Buyer or any of its assets or properties.  No authorization, consent or approval of, or filing with or notice to, any Governmental Entity is necessary for the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the Transactions.

4.3 Compliance with Applicable Laws.  Buyer is in compliance in all material respects with all Applicable Laws and with all rules and regulations of all national securities exchanges upon which Buyer’s stock is listed.  All filings and disclosures made by Buyer pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (“Exchange Act”), or the rules or regulations of such national securities exchanges were true and correct in all material respects as of the time that they were made, except to the extent any were discovered to be incorrect and have been corrected by Buyer in the manner required by the Applicable Law or exchange.

4.4 Investment Intent.

(a) Buyer is acquiring the Interests for its own account for investment and not for distribution, assignment or resale to others;

(b) Buyer acknowledges that the (i) issuance of the Interests has not been registered under the Securities Act in reliance upon an exemption therefrom for nonpublic offerings, and (ii) Interests may not be sold or otherwise transferred unless such sale or other transfer is registered under the Securities Act or an exemption from registration is available; and

(c) Buyer is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

4.5 Proceedings.  There is no investigation by any Governmental Entity with respect to Buyer or, to Buyer’s knowledge, threatened, nor any action, suit or other proceeding against or involving Buyer, at law or in equity, that would prevent Buyer from consummating the Transactions.

ARTICLE 5.   CONDUCT PRIOR TO THE CLOSING DATE

5.1 Conduct of the Company’s Business.  Except as set forth on Schedule 5.1, between the date hereof and the Closing Date or the date, if any, on which this Agreement is earlier terminated pursuant to its terms (“Pre-Closing Period”), the Company shall, (a) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, except when subject to good faith disputes over such obligations, and use all commercially reasonable efforts consistent with past practices and policies to preserve intact the Company’s current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business relationships with it, to the end that the Company’s goodwill and ongoing business shall remain substantially the same at the Closing Date, and (b) promptly notify Buyer of any event or occurrence which will have or could reasonably be expected to have a Company Material Adverse Effect.  In addition, during the Pre-Closing Period, the Company, except as set forth on Schedule 5.1 or with Buyer’s prior consent, shall not:

(a) amend its Organizational Documents;

(b) declare or pay any dividends or distributions on the Interests  nor purchase, redeem or otherwise acquire for consideration any of the Interests or any other Company securities;

(c) issue or sell any of its Interests or otherwise change its capitalization as it exists on the date hereof, or issue, grant, or sell any options, equity appreciation or purchase rights, warrants, conversion rights or other rights, securities or commitments obligating it to issue or sell any of its Interests , or any securities or obligations convertible into, or exercisable or exchangeable for, any of its securities;

(d) grant any profits interests or other interests in the cash flow or distributions of the Company;

(e) borrow or agree to borrow any funds or voluntarily incur, or assume or become subject to, whether directly or by way of guaranty or otherwise, any Liability, except obligations incurred in the ordinary course of business consistent with past practices;

(f) pay, discharge or satisfy any claim or Liability in excess of $25,000 (in any one case) or $50,000 (in the aggregate), other than the payment, discharge or satisfaction in the ordinary course of business of obligations reflected on or reserved against in the Company Balance Sheet, or incurred since the Balance Sheet Date in the ordinary course of business consistent with past practices or in connection with this Transaction;

(g) except as required by Applicable Laws, adopt or amend in any material respect, any agreement or plan (including severance arrangements) for the benefit of its employees;

(h) sell, mortgage, pledge or otherwise encumber or dispose of any of its assets which are material, individually or in the aggregate, to the business of the Company, except in the ordinary course of business consistent with past practices;

(i) acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, any business or any other Person, or otherwise acquire any assets which are material, individually or in the aggregate, to the business of the Company, except in the ordinary course of business consistent with past practices;

(j) increase the following amounts payable or to become payable: (i) the salary of any member or manager of the Company, other than increases in the ordinary course of business consistent with past practices and not exceeding, in any case, five percent of the member’s or manager’s salary on the date hereof, (ii) any other compensation of its member or managers, including any increase in benefits under any bonus, insurance, pension or other benefit plan made for or with any of those individuals, other than increases that are provided in the ordinary course of business consistent with past practices to broad categories of employees and do not discriminate in favor of the aforementioned persons, and (iii) the compensation of any of its other employees, consultants or agents except in the ordinary course of business consistent with past practices;

(k) dispose of, permit to lapse, or otherwise fail to preserve the rights of the Company to use the Company Proprietary Rights or enter into any settlement regarding the breach or infringement of, any Company Proprietary Rights, or modify any existing rights with respect thereto, other than in the ordinary course of business consistent with past practices, and other than any such disposal, lapse, failure, settlement or modification that does not have and could not reasonably be expected to have a Company Material Adverse Effect;

(l) sell, or grant any right to exclusive use of, all or any part of the Company Proprietary Rights;

(m) enter into any contract or commitment or take any other action that is not in the ordinary course of its business or could reasonably be expected to have an adverse impact on the Transactions or that would have or could reasonably be expected to have a Company Material Adverse Effect;

(n) amend in any material respect any agreement to which the Company is a party the amendment of which will have or could reasonably be expected to have a Company Material Adverse Effect;

(o) waive, release, transfer or permit to lapse any claim or right (i) that has a value, or involves payment or receipt by it, of more than $10,000 or (ii) the waiver, release, transfer or lapse of which would have or could reasonably be expected to have a Company Material Adverse Effect;

(p) take any action that would materially decrease the Net Working Capital;

(q) make any change in any method of accounting or accounting practice other than changes required to be made so that the Company’s financial statements comply with GAAP; or

(r) agree or otherwise commit, whether in writing or otherwise, to take any action described above in this Section 5.1.

5.2 Conduct of Sellers and Company regarding Tax Status.  Each of Sellers and the Company shall not, and shall cause the Company not to, take or allow any action that would cause any portion of Section 3.12.12 not to continue to be true.

ARTICLE 6.   ADDITIONAL AGREEMENTS

6.1 Exclusivity.  During the Pre-Closing Period neither the Company nor any Seller will, directly or indirectly, through its respective Affiliates, agents, officers, member and managers, directly or indirectly, solicit, initiate, or participate in discussions, negotiations or otherwise cooperate in any way with, or provide any information to, any Person or group concerning, or enter into any letter of intent, agreement in principle or agreement, definitive or otherwise, with respect to, any tender offer, exchange offer, merger, business combination, sale of substantial assets, sale of the Interests, or similar transaction involving the Company.

6.2 Expenses.  Except as otherwise provided in Sections 6.3 and 6.7.5, each Party shall be responsible for its own costs and expenses in connection with the Transactions, including fees and disbursements of consultants, investment bankers and other financial advisers, counsel and accountants.

6.3 Indemnification.

6.3.1 Indemnification of Buyer Indemnified Parties.  Subject to this Section 6.3 from and after the Closing Date, Sellers shall, jointly and severally, indemnify, defend and hold harmless Buyer and the Company and their respective managers, directors, officers, employees, representatives, successor and assigns (collectively “Buyer Indemnified Parties”) in respect of, and Buyer Indemnified Parties shall be entitled to payment and reimbursement, jointly and severally, from Sellers (collectively the “Seller Indemnifying Parties”) of the amount of, all Losses suffered or incurred by any Buyer Indemnified Party, by reason of, in whole or in part, or arising from, in whole or in part, (a) any breach by any Seller or Sellers’ Representative of any covenant, agreement or obligation in this Agreement (whether to be performed before, on or after the Closing Date) or by the Company of any material covenant, agreement or obligation in this Agreement to be performed by the Closing Date, (b) in respect of any DCAA Claim, (c) any misrepresentation or inaccuracy in, or breach of, any representation or warranty made by the Company, any Seller or Sellers’ Representative in this Agreement or any certificate delivered pursuant to Article 7, or (d) in respect of the Davidson Agreement.  Notwithstanding anything herein to the contrary, in determining (a) if there is a misrepresentation or inaccuracy in, or a breach of, a representation or warranty in Article 3 or a certificate given pursuant to Section 7.2.1 and (b) the amount of related Losses, each representation or warranty referenced in clause (c) of the immediately preceding sentence shall read as if made by such Seller Indemnifying Party and all Materiality Qualifications and qualifications as to Company’s Knowledge and Sellers’ Knowledge contained in any such representation or warranty shall be ignored.

6.3.2 Indemnification of Seller Indemnified Parties.  Subject to this Section 6.3 from and after the Closing Date, Buyer shall indemnify, defend and hold harmless Sellers (collectively “Seller Indemnified Parties”) in respect of, and Seller Indemnified Parties shall be entitled to payment and reimbursement from Buyer and its successors and assigns (collectively the “Buyer Indemnifying Parties”) of the amount of all Losses suffered, incurred or paid by any Seller Indemnified Party by reason of, in whole or in part, or arising from, in whole or in part, (a) any breach by Buyer of any covenant, agreement or obligation of Buyer in this Agreement to be performed after the Closing, and (b) any misrepresentation or inaccuracy in, or breach of any, representation or warranty contained in Article 4 or in any certificate of Buyer delivered pursuant to Article 7.

6.3.3 Claims for Indemnification.  When a Person entitled to indemnification under this Section 6.3 (“Indemnified Person”) obtains reasonably sufficient knowledge of any facts, claim or demand which has given rise to, or would reasonably give rise to, a claim for indemnification hereunder (referred to herein as an “Indemnification Claim”), such Indemnified Party shall promptly thereafter give notice of such facts, claim or demand, including the amount or method for calculation of such claim (“Notice of Claim”), to the Party from whom indemnification is sought under this Section 6.3 (the “Indemnifying Party”).  So long as the Notice of Claim is given by the Indemnified Party in the Claims Period specified in Section 6.3.6, no failure or delay by the Indemnified Party in the giving of a Notice of Claim shall reduce or otherwise affect the Indemnified Party’s right to indemnification except to the extent, if any, that the Indemnifying Party has been materially prejudiced thereby.

6.3.4 Defense by Indemnifying Party.

(a) If a claim or demand is asserted by a third Person against an Indemnified Person (a “Third Party Claim”), the Indemnifying Party shall, except as otherwise provided in Section 6.3.4(b), have the right, but not the obligation, exercisable by notice to the Indemnified Party within 10 days of the date of the Notice of Claim concerning the commencement or assertion of any Third Party Claim, to assume the defense of such Third Party Claim.

(b) The Seller Indemnifying Parties shall not have such right or opportunity to assume and control the defense of any such Third Party Claim, but shall have the right to participate in the defense of such Third Party Claim and shall pay the reasonable fees and expenses of counsel retained by the Buyer Indemnified Party in respect of the Third Party Claim if (i) such Third Party Claim relates to, or arises in connection with, any criminal proceeding, indictment, investigation, or civil action by any Governmental Entity other than inquiries or audits in the ordinary course of business, (ii) such Third Party Claim alleges Losses in excess of the then available funds held in Escrow (after deducting the full amount of all pending Indemnification Claims), (iii) such Third Party Claim seeks an injunction or other equitable relief against the Buyer Indemnified Party, (iv) the Buyer Indemnified Party reasonably believes that an adverse determination with respect to such Third Party Claim would be detrimental to the Buyer Indemnified Party’s reputation or continuing business interests, or (v) the Buyer Indemnifying Parties fail to conduct the defense of such Third Party Claim actively and diligently.

(c) If the Buyer Indemnified Party assumes and controls the defense of a Third Party Claim pursuant to Section 6.3.4(b), the Buyer Indemnified Party shall permit the Seller Indemnifying Parties to participate in the defense of such claim, to have reasonable access to all documents and personnel involved in such claim and to discuss its views and positions with the Buyer Indemnified Party.  The Buyer Indemnified Party agrees, in connection with any such Third Party Claim, to work cooperatively and in good faith with the Seller Indemnifying Parties.

(d) If the Indemnifying Party is entitled under this Section 6.3.4 to assume the defense of the respective Third Party Claim and gives such notice of intent to defend, the Indemnifying Party shall assume the defense thereof as follows:  (i) the Indemnifying Party will defend the Indemnified Party against the matter with counsel compensated by and chosen by Indemnifying Party, which choice of counsel is subject to the reasonable satisfaction of Indemnified Party; (ii) the Indemnified Party may retain separate co-counsel at the sole cost and expense of Indemnified Party; (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the consent of the Indemnifying Party; and (iv) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement that does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto, without the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed if such settlement only requires the payment by one or more Indemnifying Parties of a monetary amount, does not include a statement as to admission of fault, culpability or failure to act by or on behalf of such Indemnified Party, and the Indemnified Party could not reasonably believe that the settlement would be detrimental to the Indemnified Party’s reputation or continuing business.

(e) If a Third Party Claim is made and no Indemnifying Party notifies the Indemnified Party within 10 days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, the Indemnified Party shall defend against, or enter into any settlement with respect to the matter.  The Indemnified Party shall not settle such Third Party Claim without the prior consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

6.3.5 Limitation on Liability for Indemnification.

6.3.5.1 Buyer Indemnity Deductible.  Except for Core Representation Claims and claims based on Sellers’ fraud, the Buyer Indemnified Parties shall not be entitled to indemnification pursuant to this Section 6.3 in respect of a misrepresentation or inaccuracy in, or breach of, a representation or warranty referenced in clause (c) of the first sentence of Section 6.3.1 until the aggregate amount of all Losses suffered, incurred or paid by one or more Buyer Indemnified Parties exceeds $300,000 and thereafter to the extent of the Losses that exceed $300,000.

6.3.5.2 Certain Caps on Indemnification Liability.  Except for Core Representation Claims and claims based on fraud by any Seller, the aggregate Liability of Sellers under this Section 6.3 in respect of a misrepresentation or inaccuracy in, or breach of, any representation or warranty referenced in clause (c) of the first sentence of Section 6.3.1 shall not exceed $8,000,000.  In no event shall the total indemnification Liability of Sellers under this Agreement (including all such Liability under this Section 6.3, Liability for Core Representation Claims, Liability for claims based on fraud by any Seller, and Liability claims based on Taxes under Section 6.7) exceed in the aggregate the cash amount paid or payable to Sellers in respect of the Purchase Price.  Furthermore, except with respect to Ownership, Tax and SBA Claims and claims based on fraud by any Seller, until the IPP Escrow Amount, minus the amount of pending Indemnification Claims against such funds under this Section 6.3, is not greater than zero, Buyer Indemnified Parties shall be entitled under this Section 6.3 only to look to the IPP Escrow Amount for Indemnification Claims in respect of a misrepresentation or inaccuracy in, or breach of, any representation or warranty referenced in clause (c) of Section 6.3.1.

6.3.6 Claims Periods and IPP Escrow Amount.

(a) Except for (i) Core Representation Claims and (ii) Indemnification Claims based on fraud by any Seller, any Indemnification Claim in respect of a misrepresentation or inaccuracy in, or breach of, any representation or warranty referenced in clause (c) of the first sentence of Section 6.3.1 or in Article 4 must be asserted by notice on or before the end of the 183rd day after the first Closing Date Anniversary.  Any (i) Core Representation Claims and (ii) Indemnification Claims based on fraud by any Seller must be made before the expiration of the applicable statute of limitations for the respective claims.

(b) Any Buyer Indemnified Party entitled to payment for an Indemnification Claim or an indemnification claim under Section 6.7.5 (“Section 6.7.5 Claim”) shall be entitled to such payment from the IPP Escrow Amount in accordance with the Escrow Agreement, provided, that:

(i) as of 5:00 p.m. Washington D.C. time on the 183rd day after the first Closing Date Anniversary, the amount by which, if any, the remaining balance of the IPP Escrow Amount, exceeds the sum of (x) $3,000,000 and (y) the aggregate amount of any pending Indemnification Claims and pending Section 6.7.5 Claims of one or more Buyer Indemnified Parties, shall be disbursed and released to Sellers’ Representative (on behalf of Sellers) pursuant to the Escrow Agreement;

(ii) thereafter any remaining balance of the IPP Escrow Amount, less the aggregate amount of any pending Indemnification Claims and pending Section 6.7.5 Claims of one or more Buyer Indemnified Parties, shall be disbursed and released to Sellers’ Representative (on behalf of Sellers) pursuant to the Escrow Agreement  on the earlier of (x) the 10th Business Day after April 30, 2014, or (y) if, following the 183rd day after the first Closing Date Anniversary, there had been one or more claims, audits, inquiries, reviews or examinations, or asserted deficiencies or adjustments by the Internal Revenue Service in respect of Taxes payable by the Company in connection with or otherwise related to any of the Interests with respect to periods ending before, or including, the Closing Date, on such date that all possible claims, audits, inquiries, reviews, examinations, deficiencies and adjustments by the Internal Revenue Service in respect of the above-referenced Taxes have been, to Buyer’s reasonable satisfaction, fully and finally resolved; and

(iii) notwithstanding anything herein to the contrary, during the period of time that the remaining balance of the IPP Escrow Amount is held by Escrow Agent pursuant to Section 6.3.6(b)(ii), Buyer Indemnified Parties will only be entitled to payment from the IPP Escrow Amount for Indemnification Claims pending as of the commencement of such period, Indemnification Claims made after the commencement of the period in respect of Section 3.12 and any Section 6.7.5 Claims.

6.3.7 Subrogation.  Upon making an indemnity payment pursuant to this Section 6.3, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party in respect of the damages to which the payment is related.  Without limiting the generality of any other provision hereof, each such Indemnified Party and Indemnifying Party will promptly execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation rights.

6.3.8 Exclusive Remedies.  The remedies provided for in this Section 6.3 shall be, except as otherwise provided in Section 6.7, the sole and exclusive remedies of the Parties and their respective officers, managers, directors, employees, agents, representatives, successors and assigns for any breach of or inaccuracy in any representation or warranty contained in this Agreement or any certificate delivered at Closing; provided, however, that nothing herein is intended to waive any claims for fraud or waive any equitable remedies to which a Party may be entitled.

6.3.9 Right of Offset.  Buyer may offset any amounts to which Buyer is entitled under this Article 6 or Section 6.7 from any one or more Sellers against any amounts otherwise payable hereunder by Buyer to any one or more Sellers or Sellers’ Representative (on behalf of Sellers), including Earnout Payments and any and all other payments pursuant to Section 2.2; provided, that Buyer’s ability to exercise its right of offset (i) is subject to the terms and conditions of Section 6.3 or, as the case may be, Section 6.7 and (ii) may only be pursued to the extent the IPP Escrow Amount is otherwise insufficient to satisfy pending Indemnification Claims and Section 6.7.5 Claims.

6.3.10 Treatment of Indemnity Payments Between the Parties.  Unless otherwise required by Applicable Laws, all indemnification payments hereunder shall constitute adjustments to the Purchase Price for all Tax purposes, and no Party shall take any position inconsistent with such characterization.

6.4 Access and Information.  The Company shall afford to Buyer and its officers, employees, accountants, counsel and other authorized representatives and advisors full and complete access, during regular business hours, throughout the Pre-Closing Period, to the Company’s offices, properties, books and records, and shall use reasonable efforts to cause its representatives and independent public accountants to furnish to Buyer such additional financial and operating data and other information as to its business, customers, vendors and properties as Buyer may from time to time reasonably request.  Notwithstanding the foregoing, all visits to any Company office will be coordinated and conducted so as to not be disruptive to the Company’s operations and to preserve the confidentiality of the Transactions.  In addition, with the Company’s prior consent, Buyer shall be permitted to meet with the Company’s significant customers, provided, that Vasconcellos or Harris are present at any such meeting.

6.5 Public Disclosure and Confidentiality.  Except as otherwise required by Applicable Laws, none of Sellers shall announce or disclose to any other Person the existence or the terms or conditions of this Agreement or the Transactions without the prior consent of Buyer (which shall not be unreasonably withheld, delayed or conditioned); provided further that the foregoing shall not apply to any information that is publicly available other than as a result of unauthorized disclosure by any of Sellers.  Except as disclosure may be required by Applicable Laws or the applicable rules, regulations or policies of any national securities exchange, any press release or other public disclosure of information regarding the Transactions (including the negotiations with respect to the Transactions and the terms and existence of this Agreement) shall be developed and approved by Buyer; provided that the initial press release regarding the Transactions shall be subject to Buyer and Sellers’ Representative’s review.

6.6 Further Assurances.

6.6.1 Generally.  Subject to terms and conditions herein provided and to the fiduciary duties of the board of directors and officers, managers or representatives of any Party, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws to consummate and make effective this Agreement and the Transactions.  In case at any time after the Closing Date the Parties determine that any further action, including the obtaining of any required Governmental Entity approvals, and waivers and consents under any agreements, material contracts or leases and the execution and delivery of any licenses or sublicenses for any software, is necessary, proper or advisable to carry out the purposes of this Agreement, the proper officers, managers and directors or representatives of each Party to this Agreement are hereby directed and authorized to use their commercially reasonable efforts to effectuate all required action.

6.6.2 Consents.  Each Party agrees to use its commercially reasonable  efforts to obtain the Consents before the Closing, and further agrees to provide all documentation necessary to effect each Consent, including all instruments, certifications, requests, legal opinions, audited financial statements, and other documents required or appropriated to obtain Consents.  In particular and without limiting the generality of the foregoing, the Company shall continue to communicate with responsible officers of the United States Government from time to time as may be appropriate and permissible, to request timely action on any and all requests for the Consents.

6.7 Tax Matters.

6.7.1 [Intentionally Omitted]

6.7.2 Tax Returns.

(a) Sellers will, at Sellers’ expense, prepare (or cause to be prepared) and file (or cause to be filed) all income Tax returns of the Company for all periods ending on or before the Closing Date and will make all payments of Tax with respect to such income Tax returns.  Sellers shall include (or shall have included) the income of the Company for all such periods on their individual income Tax returns as required by Applicable Laws.  Sellers’ Representative will, at Sellers’ expense for all periods ending on, before or including the Closing Date and at the Company’s expense , both as to Taxes due and expenses incurred in connection with the preparation and filing of returns, for all periods subsequent thereto, prepare (or cause to be prepared) and file all employment Tax returns of the Company (including income and FICA Tax withholding, employer’s FICA Tax, FUTA and W-2 reporting) (collectively, the “Withholding Returns”) for all periods ending on or before December 31, 2010.  Buyer shall timely provide Sellers’ Representative and his tax advisors and preparers reasonable access to and copies of all books and records necessary or appropriate to preparing Withholding Returns.

(b) Buyer will be responsible for the preparation and filing of all Tax returns of the Company for all periods as to which Tax returns are due after the Closing Date other than those Tax returns referenced in Section 6.7.2(a).  To the extent that such a Tax return involves a Straddle Period, such return shall be prepared in a manner consistent with the prior such Tax returns of the Company unless otherwise required by Applicable Laws.

6.7.3 Audits.  Sellers’ Representative shall allow the Company and its counsel to participate in any audit of Sellers’ federal income Tax returns to the extent that such Tax returns relate to the Company and of the Company’s income Tax returns for periods ending on or before the Closing Date.  None of Sellers shall settle any such audit in a manner that would adversely affect the Company after the Closing Date without Buyer’s prior consent, which consent shall not be unreasonably withheld, delayed or conditioned.  The Company and Buyer shall allow Sellers’ Representative and his counsel to participate, at Sellers’ cost, in any audit of the Company’s Tax returns to the extent that such Tax returns relate to or otherwise adversely affect Sellers.  Any audit of any Tax return referenced in Section 6.7.2(a) shall be at Sellers’ cost.  The Company or Buyer shall not settle any such audit in a manner that would adversely affect Sellers for any period ending on or before the Closing Date without Sellers’ Representative’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed.

6.7.4 No Tax-Sharing Agreements.  All income Tax-sharing agreement or arrangements (and, with respect to Taxes other than income Taxes, all Tax-sharing agreements or similar Contracts other than any Contract the primary purpose of which is not the allocation or payment of Tax Liability and in which such provisions regarding Tax Liability are typical of such type of Contracts) with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any Liability thereunder.

6.7.5 Tax Indemnification.  Without otherwise limiting the indemnification of Buyer Indemnified Parties pursuant to Section 6.3, Sellers shall jointly and severally indemnify the Buyer Indemnified Parties and hold them harmless from and against any Loss attributable to (a) any Taxes (or the non-payment thereof) of the Company for all the taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (b) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation § 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (c) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule or regulations, which Taxes relate to an event or transaction occurring before the Closing; provided, however, that in the case of clauses (a), (b) and (c) above, Sellers shall be liable only to the extent that such Taxes exceed the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing difference between book and Tax income) on the face of the Closing Balance Sheet (rather than in any notes thereto) and taken into account in determining the Purchase Price adjustment provided in Sections 2.2.4.  Sellers’ Representative shall cause the Buyer Indemnified Parties to be reimbursed, and Sellers shall, jointly and severally, reimburse the Buyer Indemnified Parties, for any Taxes of the Company that are the responsibility of Sellers within 15 Business Days after payment of such Taxes by any one or more of the Buyer Indemnified Parties.  The procedures set forth in Sections 6.3.3 and 6.3.4 shall apply with respect to claims made by any of the Buyer Indemnified Parties for indemnification pursuant to this Section 6.7.5.

6.7.6 Straddle Period.  If any taxable period includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of (i) any Taxes based on or measured by income or receipts of the Company, (ii) any employment Taxes of the Company (including income and FICA Tax withholding, employer’s FICA Tax and FUTA), and (iii) withholding Tax on income of the Company allocable, distributable or otherwise Taxed to any Seller for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date; provided, however, that any Taxes described in clauses (ii) and (iii) of this sentence with respect to any payment to any of Sellers pursuant  to this Agreement shall be treated as attributable to the Pre-Closing Tax Period no matter when such payment is made or when such Tax is otherwise payable.  The amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

6.7.7 Cooperation on Tax Matters.

(a) The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax returns and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Buyer and Sellers agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other Party reasonable notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, allow such other Party to take possession of such books and records that would otherwise be transferred, destroyed or discarded.

(b) Subject to Applicable Laws, the Parties further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Transactions).

6.7.8 Certain Taxes.  All transfer, documentary, sales, use, stamp, registration Taxes and similar fees payable in respect of the Transactions shall be paid by Sellers.  This arrangement does not apply to any other Taxes.

6.8 Release.  Subject to and effective as of consummation of the Closing, each Seller hereby remises, releases and forever discharges the Company and its successors and assigns of and from any and all manner of action and actions, cause and causes of actions, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, executions, claims and demands of any kind and nature whatsoever in law or in equity known or unknown against the Company which any Seller ever had, may have up until immediately preceding the Closing or may thereafter have, including any claims to any commissions or any portion of the revenue or profits of the Company or any equity interest in the Company, except to the extent of any obligation of the Company to Sellers (a) under this Agreement or any other documents executed in connection with the closing of the Transactions, (b) under the Employment Agreements, and (c) except in respect of any breach by the Company, Sellers or Sellers’ Representative of any representations, warranties, covenants, obligations or agreements contained herein, any and all indemnification and other rights, benefits and claims of Sellers under the Company’s Organizational Documents.

6.9 Regulatory Filings.  During the Pre-Closing Period, each of the Parties shall coordinate and cooperate with one another and shall each use commercially reasonable efforts to comply with, and shall refrain from taking any action that would impede compliance with, all Applicable Laws, and, as promptly as practicable after the date hereof, each of the Parties shall make all filings, notices, petitions, statements, registrations, submissions or information, application or submission of other documents required by any Government Entity in connection with the Transactions, including any filing or registration necessary to obtain any material consent, authorization or approval or otherwise required or advisable to consummate the Transactions.  Each Party shall cause all documents that it is responsible for filing with any Government Entity under this Section 6.9 to comply in all material respects with all Applicable Laws.

6.10 Exchange Information.  During the Pre-Closing Period, each of the Parties shall promptly supply the others with any information which may be required to effectuate any filings or application pursuant to Sections 6.9 or 6.11.  Except where prohibited by Applicable Laws, each of the Parties shall consult with the other Parties prior to taking a position with respect to any such filing, shall permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any Party in connection with any investigations or proceedings in connection with this Agreement or the Transactions (including under any antitrust or fair trade Applicable Laws), coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with this Agreement or the Transactions; provided that, with respect to any such filing, presentation or submission, no Party need supply the other (or its counsel) with copies (or, in case of oral presentations, a summary) to the extent that Applicable Laws require such Party to restrict or prohibit access to any such properties or information.

6.11 Notification.  During the Pre-Closing Period, each of the Parties will notify the other promptly upon the receipt of:  (a) any material comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto, and (b) any request by any officials of any Governmental Entity for material amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Applicable Laws.  Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Sections 6.9, the respective Party will promptly inform the other Party of such occurrence and reasonably cooperate in filing with the applicable Governmental Entity such amendment or supplement.

6.12 Certain Post-Closing Covenants.

6.12.1 Non-Competition.  Subject to the terms and conditions hereof, except with Buyer’s prior consent, Floro covenants and agrees that, during the Restricted Period, Floro shall not engage in a Competitive Activity or be Associated with a Competitive Activity.

6.12.2 Noninterference with Business.  During the Restricted Period, Floro agrees that he shall not directly or indirectly:

(a) solicit, induce or attempt to induce any employee, consultant or independent contractor to terminate or breach an employment, contractual or other relationship with the Company or Buyer;

(b) contact any customer who was a customer of the Company as of the Closing Date for the purpose of diverting or taking away business from the Company or Buyer; or

(c) (i) directly or indirectly contact any of the Company’s or Buyer’s then current customers for the purpose of diverting or taking away business from the Company or Buyer; or (ii) otherwise interfere with, impair, disrupt or damage the Company’s or Buyer’s relationship with any of its then current customers for the purpose of diverting or taking away business from the Company or Buyer.

6.12.3 Confidentiality.  Floro agrees that during the Restricted Period, Floro will not disclose or use in any manner that is adverse to the interests of Buyer or the Company, directly or indirectly, any Confidential Information, except pursuant to a subpoena, order or request issued by a court of competent jurisdiction or by another Government Entity, or as otherwise required by Applicable Laws.  Floro may, however, use Confidential Information in the preparation of tax returns with respect to periods prior to and including the Closing Date.  If this Agreement terminates without the Closing occurring, each Party agrees that during the period commencing with the date of such termination and ending on the third anniversary thereof it shall not, except to the extent otherwise required by Applicable Law, directly or indirectly disclose or use any Confidential Information obtained from the other Party pursuant to this Agreement.  If a receiving Party becomes legally compelled to disclose any of the Confidential Information, such Party will provide the disclosing Party with prompt notice so that the disclosing Party may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 6.12.3.  If such protective order or other remedy is not obtained, or the disclosing Party waives compliance with the provisions of this Section 6.12.3, the receiving Party will furnish only that portion of the Confidential Information which, in the judgment of its counsel, is legally required and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded the Confidential Information.

6.12.4 Use of “Akimeka” Name.  Except as an officer or employee of the Company and in respect of Akimeka Technologies as may be permitted by Section 3.1 of the AkiTech Agreement, each Seller agrees not to use, directly or indirectly, the name “Akimeka” and any derivation thereof in any manner after the Closing Date; provided, however, that Vasconcellos shall have the right to use the name “Akimeka” as part of his legal name.

6.12.5 Injunctive Relief For Breach.  Floro’s obligations under this Section 6.12 are of a unique character that gives Floro particular value, and a breach of any of such obligations will result in irreparable and continuing damage to the Company and Buyer for which there will be no adequate remedy at law.  Accordingly, without limiting Floro’s obligations under Section 6.3, in the event of such breach, Floro agrees that the Company and Buyer will be entitled to injunctive relief and a decree for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate).

6.13 Seller’s Right of Audit.  Each Seller and his advisors shall have access upon prior notice and during normal business hours to the books, papers and records of the Company and its accountants (if any are used) relating to the calculation of any Earnout Payments due to Sellers pursuant to Section 2.2.2 (b).  Also, upon reasonable notice to the Company, Sellers’ Representative, with the assistance of Sellers’ Representative’s advisors and auditors, may conduct at Sellers’ own expense an examination of the Company’s books and records in respect of the calculation of any amount due to Sellers pursuant to Section 2.2.2(b).  Such rights of access and examination set forth above in this Section 6.13 shall terminate in respect of any payment paid or payable pursuant to Section 2.2.2 (b) on the 180th day after the earlier of the date such payment was due or paid pursuant to Section 2.2.2 (b).  If Sellers’ Representative shall conduct any audit and such audit shall disclose that Buyer shall have underpaid the Earnout Payments by five percent or more, then Buyer or the Company shall pay the cost of Sellers’ Representative’s audit as well as any amounts underpaid, together with interest thereon at the rate of eight percent per annum until paid in full.

6.14 Termination of Existing Employment Agreements.  Concurrently with the execution and delivery of the employment agreements contemplated by Section 7.2.5, and the Retention Agreements contemplated by Section 6.15, any existing employment agreements with the Company shall be terminated and null and void for all purposes, so that the Company has no Liability thereunder.

6.15 Retention Agreements.

6.15.1 Retention Agreement.

(a) In connection with the Closing, the Company will pay retention bonus installments under the Retention Agreement as referenced on Schedule 6.15.1(a).

(b) As part of the Closing, the Retention Escrow Amount will be placed into escrow in relation to the Retention Agreements with the Company employees listed on Schedule 6.15 (the “Retention Agreements.”).  To the extent any employee listed on Schedule 6.15 earns the last retention bonus installment under his or her respective Retention Agreement, such amounts will be released from the Retention Escrow Amount to Buyer.  To the extent any employee listed on Schedule 6.15 does not earn the last retention bonus installment under his or her respective Retention Agreement, such amounts will be released from the Retention Escrow Amount to Sellers’ Representative (on behalf of Sellers).  Upon release of any of the Retention Escrow Amount to Buyer in accordance with the Escrow Agreement, Buyer will, in accordance with its standard processes, unless it determines otherwise, pay the amount of such Retention Escrow Amount owed to each employee under his or her applicable Retention Agreement, net of applicable withholding taxes.

6.15.2 Assignment.  The Company may and, upon request of Sellers’ Representative, the Company shall, assign to Sellers the Company’s rights and obligations under Sections 1 or 2 of each Retention Agreement (the “Assigned Provisions”), in which case Sellers shall assume such rights and obligations.  If the Company assigns the Assigned Provisions to Sellers, neither the Company nor Buyer shall have any Liability under or otherwise in respect of the respective Retention Agreements or the Retention Escrow Amount.  Each Seller hereby remises, releases and forever discharges the Company and Buyer and their respective successors and assigns of and from any and all manner of action and actions, cause and causes of actions, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, executions, claims and demands of any kind and nature whatsoever at law or in equity known or unknown against the Company or Buyer which any Seller ever had or may hereafter have with respect to the Assigned Provisions.  The Company’s assignment of the Assigned Provisions shall have no effect on Buyer’s rights against Sellers under this Agreement or otherwise with respect to the Transactions.  If the Company receives or obtains payment of any amounts from employees or former employees of the Company pursuant to Section 2 of a Retention Agreement, the Company shall promptly remit any such payments to Sellers’ Representative (on behalf of Sellers).

ARTICLE 7.   CONDITIONS PRECEDENT

7.1 Conditions Precedent to the Obligations of Each Party.  The obligations of the Parties to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any of which conditions may be waived in writing prior to Closing by the Party for whose benefit such condition is imposed:

7.1.1 No Illegality.  There shall not have been any action taken, and no Applicable Laws shall have been enacted, by any Governmental Entity since the date hereof that would prohibit or materially restrict the consummation of the Transactions.

7.1.2 Government Consents.  All filings with and notifications to, and all approvals and authorizations of, third parties, including Governmental Entities, required for the consummation of the Transactions shall have been made or obtained and all such approvals and authorizations obtained shall be effective and shall not have been suspended, revoked or stayed by action of any Governmental Entity.

7.1.3 No Injunction.  No injunction or restraining or other order issued by a court of competent jurisdiction that prohibits or materially restricts the consummation of the Transactions shall be in effect (each Party agreeing to use all reasonable efforts to have any injunction or other order immediately lifted), and no action or proceeding shall have been commenced or threatened in writing seeking any injunction or restraining or other order that seeks to prohibit, restrain, materially restrict, invalidate or set aside consummation of the Transactions.

7.1.4 Escrow Agreement.  Each of the Parties, together with the Escrow Agent, shall have entered into the Escrow Agreement.

7.1.5 Flow of Funds Statement.  The Parties shall have agreed to and executed a Flow of Funds Statement describing the sources of funds and payments at Closing.

7.2 Conditions Precedent to Buyer’s Obligation to Consummate the Closing.  Buyer’s obligations  to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of the following additional conditions, any of which conditions may be waived in writing by Buyer prior to Closing:

7.2.1 Representations and Warranties.  The representations and warranties of the Company and Sellers contained in this Agreement shall be true and correct, disregarding any Materiality Qualifications, in all material respects on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date, and the Company and Sellers shall have delivered to Buyer a certificate to that effect, dated the Closing Date and signed on behalf of the Company by the Company’s Manager and signed by Sellers.

7.2.2 Agreements and Covenants.  The Company, Sellers’ Representative and each Seller shall have performed in all material respects all of their respective agreements, obligations and covenants set forth herein that are required to be performed at or prior to the Closing Date; and the Company and Sellers’ Representative shall have delivered to Buyer a certificate to that effect, dated as of the Closing Date and signed on behalf of the Company by the Company’s Manager and signed by Sellers.

7.2.3 Closing Documents.  The Company and Sellers’ Representative shall have delivered to Buyer the Company Closing certificate described hereafter in this Section 7.2.3 and such Closing documents as the Buyer shall reasonably request. The Company Closing certificate, dated as of the Closing Date, duly executed by the Company’s Manager, shall certify as to (a) the signing authority and incumbency of the signatories of this Agreement and other documents signed on the Company’s behalf in connection herewith; (b) the resolutions adopted by the Company Managers authorizing and approving the execution, delivery and performance of this Agreement and the other documents executed in connection herewith and the consummation of the Transactions and state that such resolutions have not been modified, amended, revoked or rescinded and remain in full force and effect; and (c) the Company’s Organizational Documents.

7.2.4 Third-Party Consents.  All third Person consents or approvals listed in Schedule 7.2.4 shall have been obtained by the Company and shall be effective and shall not have been suspended, revoked, or stayed by action of any such third Person.

7.2.5 Employment Agreements.  Buyer shall have entered into employment agreements with Vasconcellos, Harris and Matthew Granger in the form of Exhibits B-1, B-2 and B-3, respectively (the “Employment Agreements”).

7.2.6 Retention Agreements.  The Company shall have entered into Retention Agreements with each of its employees listed on Schedule 6.15.

7.2.7 Material Adverse Effect.  Since the date of this Agreement, the Company shall not have suffered an uncured Company Material Adverse Effect.

7.2.8 Updated Employee List.  The Company shall have delivered to Buyer a list setting forth, as of the Closing Date, the name of each Company employee and such employee’s position and annual salary.

7.2.9 Non-Foreign Affidavit.  A non-foreign affidavit as of the Closing Date, sworn under penalty of perjury and in form and substance required under Treasury Regulations issued pursuant to Code Section 1445 from each Seller stating that each Seller is not a “foreign person” as defined in Code Section 1445.

7.2.10 Operating Agreement.  The Company’s Operating Agreement shall have been amended and restated, effective as of the Closing, in the form of Exhibit C.

7.2.11 Delivery of Interests.  Each Seller shall have delivered to Buyer any and all certificates evidencing the issuance of the Interests, endorsed in blank or accompanied by duly executed assignment documents, all sufficient to convey, transfer and assign to Buyer sole and exclusive record and beneficial right, title and interest in and to the Interests, free and clear of all Encumbrances.

7.2.12 AkiTech Agreement.  The agreement by and among the Company,  Aki-Tech, and Buyer in the form of Exhibit D shall have been executed, effective as of the Closing (the “AkiTech Agreement”).

7.2.13 Sellers’ Expenses.  No later than two Business Days prior to the Closing, Sellers’ Representative shall cause Davidson to provide to Buyer and the Company an invoice and release, in a form satisfactory to Buyer, from Davidson setting forth the total amount due Davidson in respect of the Transactions and stating that, upon the Closing and the payment by Sellers’ Representative (on behalf of Sellers) of the amount set forth on such invoice, the Company shall have no Liabilities whatsoever in respect of Davidson.

7.3 Conditions to Obligations of the Company and Sellers to Consummate the Closing.  The obligations of the Company and Sellers to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of the following additional conditions, any of which may be waived in writing by Sellers’ Representative prior to Closing:

7.3.1 Representations and Warranties.  The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date, and Buyer shall have delivered to the Company a certificate to that effect, dated the date of the Closing and signed on behalf of Buyer by Buyer’s Chief Financial Officer.

7.3.2 Agreements and Covenants.  Buyer shall have performed in all material respects all of its agreements, obligations and covenants set forth herein that are required to be performed at or prior to the Closing Date; and Buyer shall have delivered to the Company a certificate to that effect, dated as of the Closing Date and signed on behalf of Buyer by Buyer’s Chief Financial Officer.

7.3.3 Payment of Purchase Price.  Buyer shall have tendered the Initial Purchase Price pursuant to Section 2.2.2 (a).

ARTICLE 8.   SURVIVAL OF REPRESENTATIONS AND COVENANTS

8.1 The Company’s and Sellers’ Representations and Covenants.  All representations and warranties made by the Company and Sellers in this Agreement, or any certificate or other writing delivered by the Company, Sellers, Sellers’ Representative or any of their Affiliates pursuant hereto or in connection herewith, shall survive the Closing and any investigation at any time made by or on behalf of Buyer and shall terminate on the 183rd day after the first Closing Date Anniversary, except that (a) Buyer Indemnified Party claims pending on such date shall continue until resolved and (b) the representations and warranties in Sections 3.1, 3.2, 3.12, 3.13, 3.15, 3.19.3, 3.26.3(g) and 3.26.10 (the “Core Seller Representations”) shall survive until the 10th Business Day after the expiration of the applicable statute of limitation (after giving effect for any extensions or waivers thereof) for the respective Indemnification Claims, except that Buyer Indemnified Party claims pending on such date in respect of any of such Sections shall continue until resolved.  The covenants and other agreements made by the Company, Sellers or Sellers’ Representative in this Agreement or any certificate or other writing delivered by the Company or any of its Affiliates pursuant hereto or in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of Buyer until the expiration of the applicable statute of limitations.

8.2 Buyer’s Representations and Covenants.  All representations and warranties made by Buyer in this Agreement or any certificate or other writing delivered by Buyer or any of its Affiliates pursuant hereto or in connection herewith shall terminate on the 183rd day after the first Closing Date Anniversary, except that Company or Sellers’ claims pending on such date shall continue until resolved.  The covenants and other agreements made by Buyer in this Agreement or any certificate or other writing delivered by Buyer pursuant hereto or in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of the Company or Sellers until the expiration of the applicable statute of limitations.

ARTICLE 9.   OTHER PROVISIONS

9.1 Termination.

9.1.1 Termination Events.  This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing as follows:

(a) by mutual consent of Buyer and Sellers’ Representative;

(b) by Buyer if there has been a breach of any representation, warranty, covenant, obligation or agreement contained in this Agreement on the part of the Company, any Seller or Sellers’ Representative and such breach has not been cured within 10 Business Days after notice to the Company (provided that Buyer is not in material breach of this Agreement, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured within such 10 Business Days) such that the conditions set forth in Section 7.2.1 or Section 7.2.2, as the case may be, will not be satisfied;

(c) by Sellers’ Representative if there has been a breach of any representation, warranty, covenant, obligation or agreement contained in this Agreement on the part of Buyer, and such breach has not been cured within 10 Business Days after notice to Buyer (provided, that neither the Company, any Seller nor Sellers’ Representative is in material breach of this Agreement, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured within such 10 Business Days) such that the conditions set forth in Section 7.3.1 or Section 7.3.2, as the case may be, will not be satisfied;

(d) by any Party hereto if:  (i) there shall be a final, non-appealable order of a federal or state court in effect preventing consummation of the Transactions; (ii) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Transactions by any Governmental Entity which would make consummation of the Transaction illegal or which would prohibit Buyer’s ownership of the Interests or operation of the Company, or compel Buyer to dispose of or hold separate all or a material portion of the business or assets of the Company or Buyer as a result of the Transaction; or

(e) by any Party if the Transaction shall not have been consummated by the 60th day after the date hereof, provided that the right to terminate this Agreement under this Section 9.1.1(e) shall not be available to any Party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date.

9.1.2 Effect of Termination.  If this Agreement is terminated pursuant to Section 9.1.1, all of the obligations of the Parties under this Agreement shall terminate, except for such obligations under Sections 6.5 and 6.12.3.  Notwithstanding the immediately preceding sentence, termination of this Agreement pursuant to either Section 9.1.1(b) or (c) shall neither limit or impair any remedies that a Party may have with respect to a misrepresentation or inaccuracy in, or breach of, any representations, warranties, agreements, covenants or obligations hereunder by another Party before the Closing, nor release any Liability that a Party may have with respect to a misrepresentation or inaccuracy in, or breach of, any representations, warranties, agreements, covenants or obligations of such Party hereunder before the Closing.

9.2 Notices.  All notices, consents, agreements, waivers and other communications hereunder or otherwise contemplated hereby shall be in writing and shall be deemed given if delivered by hand sent via a reputable nationwide courier service or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice) or sent via electronic mail and shall be deemed given on the date on which so hand-delivered or on the next Business Day following transmittal via electronic mail or on the third Business Day following the date on which so mailed or sent:

To Buyer:

VSE Corporation
2550 Huntington Avenue
Alexandria, VA  22303
Attention:  General Counsel
E-mail:  tmkiernan@vsecorp.com

with copies to (which shall not constitute notice):

Arent Fox LLP
1050 Connecticut Avenue, NW
Washington, DC  20036-5339

Attention:  Carter Strong, Esq.
E-mail:  strong.carter@arentfox.com

GENBUS/739609.14

To Sellers or Sellers’ Representative:

c/o Akimeka, LLC
1305 North Holopono Street
Suite 3
Kihei, HI  96753
Attention:  Vaughn G. A. Vasconcellos
E-mail:  vaughn@akimeka.com

with copies to (which shall not constitute notice):

Hisaka Yoshida & Cosgrove
Pacific Guardian Center, Mauka Tower
737 Bishop Street, Suite 3000
Honolulu, HI  96813
Attention:  Bruce T. Yoshida, Esq.
E-mail:  byoshida@objectionsustained.com

and

Porter Tom Quitiquit Chee & Watts, LLP
2125 Davies Pacific Center
841 Bishop Street
Honolulu, HI  96813
Attention:  Carl Tom, Esq.
E-mail:  ctom@btpqlaw.com

9.3 Entire Agreement.  Unless otherwise herein specifically provided, this Agreement, including the Schedules and Exhibits, and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, constitute the entire agreement among the Parties with respect to the subject matter hereof, and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof, including the letter of intent dated May 17, 2010 among Buyer, the Company and Vasconcellos.  Each Party acknowledges that, in entering this Agreement and consummating the Closing, such Party is not relying on any representation, warranty, covenant, obligation or agreement not expressly stated in this Agreement or in the certificates of or agreements among the Parties contemplated by or referred to herein.

9.4 Assignability.  This Agreement is not intended to confer upon any Person other than the Parties any rights or remedies hereunder, except as otherwise expressly provided herein.  Neither this Agreement nor any of the rights and obligations of the Parties hereunder shall be assigned or delegated without the consent of all Parties, except that Buyer may assign its rights to indemnification hereunder to one or more of its lenders.

9.5 Validity.  The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect, to the extent permitted by Applicable Laws.

9.6 Specific Performance.  The Parties acknowledge that damages alone may not adequately compensate a Party for violation by another Party of this Agreement.  Accordingly, in addition to all other remedies that may be available hereunder or under Applicable Laws, any Party shall have the right to any equitable relief that may be appropriate to remedy a breach or threatened breach by any other Party hereunder, including the right to enforce specifically the terms and conditions of this Agreement by obtaining injunctive relief in respect of any violation or non-performance hereof.

9.7 U.S. Currency.  All amounts payable hereunder shall be paid in United States dollars.

9.8 Governing Law; Jurisdiction.  This Agreement shall take effect and shall be construed as a contract under the laws (excluding conflict of law rules and principles) of the State of Delaware.  Any litigation with respect to any controversy, claim or dispute arising out of or relating to this Agreement shall be brought in a state court of competent jurisdiction in the county of Fairfax or in the U.S. District Court for the Eastern District of Virginia, Alexandria Division.  Each Party hereby expressly and irrevocably consents to the personal jurisdiction and venue in such county and waive any objections or motions based on venue, including objections or motions based on forum non conveniens, 28 U.S.C. § 1404, or any similar basis.  In the event of litigation between the Parties relating to this Agreement each Party irrevocably waives any right to a trial by jury.  In the event of any litigation arising out of or relating to this Agreement, the unsuccessful party shall reimburse the successful party for its reasonable costs and expenses incurred in connection with the litigation, including reasonable fees and expenses of counsel.  Notwithstanding anything to the contrary in the foregoing, if a state court in the County of Fairfax, or the federal court for the Eastern District of Virginia, Alexandria Division, declines to exercise jurisdiction over any such litigation, the litigation may be brought in any state or federal court of competent jurisdiction in the Commonwealth of Virginia, or if those courts lack proper jurisdiction, in any other court of competent jurisdiction.

9.9 Sellers’ Representative.

9.9.1 Appointment.  To the maximum extent legally permissible, by his approval of this Agreement, each Seller hereby designates and appoints Vasconcellos as his representative, agent and attorney-in-fact (in such capacity, “Sellers’ Representative”) for all purposes of this Agreement, the Escrow Agreement and the Transactions.  This appointment and power of attorney shall be deemed to be coupled with an interest and all authority conferred hereby shall be irrevocable and shall not be subject to termination by operation of law, whether by the death or incapacity of any Seller or the occurrence of any other event or events.  Sellers’ Representative is serving in the capacity as representative, agent and attorney-in-fact of such Sellers hereunder solely for purposes of administrative convenience.

9.9.2 Authority.  Without limiting the generality of Section 9.9.1, to the maximum extent legally permissible, by his execution of this Agreement, each Seller, among other things, hereby irrevocably agrees as follows:

(a) to the taking by Sellers’ Representative of any and all actions and the making of any decisions required or permitted to be taken by Sellers’ Representative under this Agreement (including Sections 2.2.4, 6.3 and 6.7) and the Escrow Agreement;

(b) to the exercise by Sellers’ Representative of the power to: (i) execute and deliver the Escrow Agreement; (ii) authorize delivery to Buyer of the Escrow Amount in satisfaction of payment obligations under Section 2.2.4 and delivery to Buyer of amounts due on account of indemnification claims made by Buyer Indemnified Parties in accordance with Sections 6.3 or 6.7; (iii) agree to, investigate, negotiate, enter into settlements and compromises of and demand arbitration and comply with orders of courts and awards of arbitrators (including the Arbiter) with respect to such obligations and claims; (iv) resolve any claim or dispute under or made pursuant to Sections 2.2.4, 6.3 or 6.7; and (v) take all actions necessary in the reasonable judgment of Sellers’ Representative for the accomplishment of the foregoing, including execution on behalf of any Seller of any agreement, instrument, or other document that, in the sole discretion of Sellers’ Representative, is necessary, desirable, or otherwise appropriate to effect any such settlement or compromise in connection with the Transactions;

(c) that Buyer Indemnified Parties shall be able to rely conclusively without further inquiry on the instructions and decisions of Sellers’ Representative acting in such capacity as to the settlement of any claims for indemnification by any one or more Buyer Indemnified Parties pursuant to Sections 2.2.4, 6.3 or 6.7 and as to any other action taken by Sellers’ Representative hereunder, and Sellers shall have no cause of action against Buyer Indemnified Parties for any action taken by any one or more Buyer Indemnified Parties in reliance upon the instructions or decisions of Sellers’ Representative;

(d) that all actions, decisions and instructions of Sellers’ Representative in accordance with this Agreement or the Escrow Agreement shall be conclusive and binding upon all Sellers; and

(e) that Sellers’ Representative is authorized to receive and to accept on behalf of each Seller any notice from any Person claiming to be a Buyer Indemnified Party given in accordance with this Agreement (and any notice given to Sellers’ Representative shall be deemed to have been given to each Seller).

9.9.3 Substitution of Sellers’ Representative.  If the Sellers’ Representative is or becomes unable or unwilling to act, or resigns or is removed, Harris shall become Sellers’ Representative, and if such individual is or thereafter becomes unable or unwilling to act, or resigns or is removed, Sellers may appoint a substitute Sellers’ Representative as provided below.  Sellers’ Representative may resign upon 10 days’ prior notice to Buyer, to Sellers and, if before Closing, to the Company, provided that, except in the case where Harris becomes the successor Sellers’ Representative as provided in the preceding sentence, no such resignation shall become effective until the appointment of a successor Sellers’ Representative.  Sellers who hold or held immediately before the Closing in the aggregate at least 67% of the Interest may change the Sellers’ Representative, or appoint a successor, from time to time upon not fewer than 10 days’ prior notice to Buyer and, if prior to Closing, to the Company.

9.9.4 Notice to Sellers; Actions in Good Faith.  Sellers’ Representative shall promptly, and in any event within 10 Business Days, provide notice to Sellers of any action taken on behalf of them by Sellers’ Representative pursuant to the authority delegated to Sellers’ Representative under this Section 9.9.  Sellers’ Representative shall, at all times, act in his capacity as Sellers’ Representative in a manner that Sellers’ Representative believes to be in the best interest of Sellers.  Neither Sellers’ Representative nor any of his agents or employees, if any, shall be liable to any Seller for any error of judgment, or any action taken, suffered or omitted to be taken under this Agreement, except in the case of fraud or willful misconduct of Sellers’ Representative.  Sellers’ Representative may consult with legal counsel, independent public accountants and other experts selected by him.  Sellers’ Representative shall not have any duty to Sellers to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement.

9.10 Counterparts.  This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same Agreement.

9.11 Waiver.  The rights and remedies of the Parties are cumulative and not alternative.  Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by Applicable Laws, (a) no claim or right arising out of this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party, (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

[Signature Page follows]

--
GENBUS/739609.14

IN WITNESS WHEREOF, the Parties have duly executed this Membership Purchase Agreement under seal as of the date first above written.

“BUYER”

VSE CORPORATION,

  a Delaware corporation

By _________________________________

Maurice A. Gauthier

Chief Executive Officer, President

and Chief Operating Officer

“COMPANY”

AKIMEKA, LLC,

  a Hawaii limited liability company

By _________________________________
Vaughn G. A. Vasconcellos
Manager

“SELLERS’ REPRESENTATIVE”

__________________________________

VAUGHN G. A. VASCONCELLOS

“SELLERS”

__________________________________

VAUGHN G. A. VASCONCELLOS

__________________________________

JOHN T. HARRIS

__________________________________

FRANK C. FLORO

--
GENBUS/739609.14

SCHEDULE 1

CERTAIN MATTERS OF CONSTRUCTION AND DEFINITIONS

1.1.           Construction of this Agreement and Certain Terms and Phrases

(a)           Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement and not to any particular provision of this Agreement; and (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” without any reference to a specified document refer to the specified Article, Section, Schedule and Exhibit, respectively, of this Agreement.

(b)           The words “including,” “include” and “includes” are not exclusive and shall be deemed to be followed by the words “without limitation”; if exclusion is intended, the word “comprising” is used instead.

(c)           The word “or” shall be construed to mean “and/or” unless the context clearly prohibits that construction.

(d)           Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(e)           All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(f)           Any reference to any federal, state, local or foreign statute or law, including any one or more sections thereof, shall be deemed also to refer to, unless the context requires otherwise, all rules and regulations promulgated thereunder, including Treasury Regulations.

(g)           Any representation or warranty contained herein as to the enforceability of a contract, including this Agreement, shall be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar law currently or hereafter in effect affecting the enforcement of creditors’ rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(h)           The Parties have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions hereof.

(i)           The disclosures in the Schedules referenced in this Agreement shall relate solely to the representations, warranties or other terms in this Agreement to which they expressly relate and not to any other representations, warranties or terms in this Agreement.

(j)           In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules referenced in this Agreement other than an exception expressly set forth as such Schedules with respect to a specifically identified representation, warranty, or term, the statements in the body of this Agreement will control.

(k)           The word “extent” in the phrase “to the extent” as used in this Agreement means the degree to which a subject or other thing extends and such phrase does not simply mean “if.”

(l)           No provision of this Agreement is to be construed to require, directly or indirectly, any Person to take any action, or to omit to take any action, to the extent such action or omission would violate Applicable Laws.

1.2.           Cross References.  The following terms defined elsewhere in this Agreement in the Sections set forth below shall have the respective meanings therein defined:

Term	Definition
Accounts Receivable	Section 3.9
Active Government Contract	Section 3.26.1
Agreement	Preamble
Akimeka Technologies	Section 2.3
AkiTech Agreement	Section 7.2.12
Assigned Provisions	Section 6.15.2
Arbiter	Section 2.2.4.3
Balance Sheet Date	Section 3.5
Buyer	Preamble
Buyer Indemnified Parties	Section 6.3.1
Buyer Indemnifying Parties	Section 6.3.2
Closing	Section 2.1
Closing Conditions	Section 2.4
Closing Date	Section 2.4
Closing Distributions	Section 2.3
Closing Statements	Section 2.2.4.1
Company	Preamble
Company Balance Sheet	Section 3.5
Company Managers	Section 3.4.1
Company Financial Statements	Section 3.5
Company Insurance Contracts	Section 3.21
Company Proprietary Rights	Section 3.20.1
Company Plans	Section 3.13.1
Completed Government Contract	Section 3.26.1
Core Seller Representations	Section 8.1
Davidson	Section 3.16
Davidson Agreement	Section 3.16
DCAA	Section 3.26.10
EAA	Section 3.26.13(a)
Earnout Payments	Section 2.2.1
Employee List	Section 3.14.2
Employment Agreements	Section 7.2.5
Escrow Amount	Section 2.2.2(a)(ii)
Estimated Closing Balance Sheet	Section 2.2.3
Estimated Closing Net Working Capital	Section 2.2.3
Exchange Act	Section 4.3
FAR	Section 3.26.3(a)
FCPA	Section 3.26.13(b)
Final Closing Statements	Section 2.2.4.4
Government Bid	Section 3.26.1
Government Contracts	Section 3.26.2
IEEPA	Section 3.26.13(a)
IRS	Section 3.13.3
Indemnification Claim	Section 6.3.3
Indemnified Person	Section 6.3.3
Indemnifying Party	Section 6.3.3
Initial Purchase Price	Section 2.2.1(a)
Initial Purchase Price Adjustment	Section 2.2.3
Interests	Recital R.2
IPP Escrow Amount	Section 2.2.2(a)(i)
Liabilities	Section 3.7
Materiality Qualifications	Section 3.27
Notice of Claim	Section 6.3.3
Permits	Section 3.10
Pre-Closing Period	Section 5.1
Pre-Closing Tax Period	Section 6.7.5
Purchase Price	Section 2.2.1(b)
Retention Agreements	Section 6.15(b)
Retention Escrow Amount	Section 2.2.2(a)(ii)
Section 6.7.5 Claim	Section 6.3.6(b)
Securities Act	Section 4.3
Seller	Preamble
Seller Indemnified Parties	Section 6.3.2
Seller Indemnifying Parties	Section 6.3.1
Seller Objection	Section 2.2.4.2
Sellers’ Representative	Preamble
Straddle Period	Section 6.7.6
Third Party Claim	Section 6.3.4(a)
Transactions	Recital R.4
Welfare Plan	Section 3.13.5

1.3.           Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings ascribed to them:

(a)	Affiliate: with respect to any Person, any Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person.

(b)	Affiliated Group: as defined in Code Section 1504(a).

(c)
Applicable Laws:  with respect to any Person, any law, statute, treaty, rule, regulation, ordinance, permit, license, judgment, order, writ, injunction, decree, directive, determination or other requirement of any Governmental Entity or arbitrator, in each case, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

(d)
Associated with a Competitive Activity:  any referenced Party or an Affiliate of such Party that becomes directly or indirectly involved as an owner, equity holder, member, employee, officer, manager, director, independent contractor, agent, partner, advisor, consultant or in any other capacity calling for the rendition of, any referenced Party or such Affiliate’s personal or other services with any Person (other than the Company or Buyer) that is engaged in a Competitive Activity.  Notwithstanding the foregoing, (i) the referenced Party and his Affiliates may make and retain passive investments during the Restricted Period in not more than two percent of the equity of any entity engaged in a Competitive Activity, if such equity is listed on a national securities exchange or otherwise has a class of securities registered under Section 12 of the Exchange Act, as amended and (ii) the referenced Party may seek and perform awards and contracts only available to SBA Section 8(a) companies or otherwise permitted under the AkiTech Agreement.

(e)	Business Day: a day (other than a Saturday or Sunday) on which commercial banking institutions in New York, New York are open for the transaction of substantially all of their banking business.

(f)
Buyer Material Adverse Effect:  any materially adverse change in or effect on the financial condition, business, operations, assets, properties, results of operations of Buyer and its Subsidiaries considered on a consolidated basis.

(g)	Closing Balance Sheet: the balance sheet of the Company as of immediately prior to the Closing, prepared in accordance with GAAP, applied on a basis consistent with the Company Balance Sheet.

(h)	Closing Date Anniversaries: the one or more referenced anniversaries of the Closing Date.

(i)
Closing Net Working Capital:  as of 11:59 p.m. of the Closing Date, the excess of the Company’s current assets as reflected on the Closing Balance Sheet over the Company’s current Liabilities as reflected in the Closing Balance Sheet (and after giving effect to the Closing Distributions and the other transactions contemplated by Section 2.3) as calculated in accordance with GAAP applied by the Company on a basis consistent with the Company Financial Statements; provided, however, that for purposes of calculating Closing Net Working Capital,

(A)
Any accounts receivable of the Company as of the Closing Date that were included in the calculation of Estimated Closing Net Working Capital that remain outstanding 90 days after the Closing Date will be excluded from the calculation of Closing Net Working Capital; provided, however, that any amount subsequently paid to the Company before the first anniversary of the Closing Date in respect of such accounts receivable will be promptly paid to Sellers’ Representative on behalf of Sellers;

(B)
current Liabilities of the Company as of the Closing Date will exclude any Transaction fees and expenses of Sellers, the Company and Sellers’ Representative paid at or in connection with the Closing pursuant to the Flow of Fund Statement; and

(C)
current Liabilities will include payroll or employment Taxes, including the employer’s Company’s share of Federal Insurance Contributions Act (FICA) Tax, resulting from any payment by the Company of the first installment of the Retention Bonuses prior to Closing.

(j)	COBRA: the provisions of Section 4980B of the Code and Part 6 of Title I of ERISA.

(k)	Code: the U.S. Internal Revenue Code of 1986, as amended.

(l)
Commercial Software:  packaged commercial software programs generally available to the public through retail dealers in computer software or directly from the manufacturer which have been licensed to the Company and which are used in the Company’s business but are in no way a component of or incorporated in or specifically required to develop any of the Company’s products and related trademarks and technology.

(m)	Company Completed Engagement: all contracts and other arrangements which were entered into since December 31, 2004 pursuant to which the Company formerly provided goods or services.

(n)
Company Contract:  any Contract (i) under which the Company has or may acquire rights, (ii) under which the Company has or may become subject to any Liability, or (iii) by which the Company or any of the assets owned or used by the Company is or may become bound.

(o)
Company Engagement:  all contracts and other arrangements pursuant to which the Company is providing goods or services, and all proposals, bids and offers for future such contracts and arrangements, including the contracts and other arrangements, proposals, bids and offers listed on Schedule 3.26.1.

(p)
Company Leases:  each lease, sublease, license or other agreement under which the Company uses, occupies or has the right to use and occupy any real property or interest therein that (i) provides for future minimum payments of $25,000 or more (ignoring any right of cancellation or termination) or (ii) the cancellation or termination of which would have a Company Material Adverse Effect.

(q)
Company Material Adverse Effect:  any materially adverse change in or effect on the financial condition, business, operations, assets, properties, results of operations or prospects of the Company, except to the extent resulting from (i) changes in general economic conditions, (ii) changes generally affecting the industry in which the Company operates, (iii) acts of war, terrorism, military action, or the escalation thereof, (iv) changes in Applicable Laws or accounting rules or principles, including changes in GAAP or (v) the announcement of the Transactions before the Closing Date.

(r)	Company’s Knowledge: the actual, current knowledge, after reasonable inquiry of any one or more of the Company Managers.

(s)
Competitive Activity:  any business that competes with the Company’s business as conducted as of the Closing Date, within any country or territory in which the Company’s business is conducted or proposed to be conducted as of the Closing Date; provided that the business activities of Akimeka Technologies, LLC that are not restricted under Section 2.3 of the AkiTech Agreement shall not constitute Competitive Activities.

(t)
Confidential Information:  all information disclosed to any one or more Sellers or known by such Party as a consequence of or through the Party’s employment with the Company, or direct or indirect ownership of Interests, or any other relationship with the Company, where such information is not generally known in the trade or industry or was regarded or treated as confidential by the Company, and where such information refers or relates in any manner whatsoever to the business activities, processes, services or products of the Company. Confidential Information shall include business and development plans (whether contemplated, initiated or completed), information with respect to the development of technical and management services, business contacts, methods of operation, results of analyses, business forecasts, financial data, costs, revenues, and similar information.

(u)	Contract: any contract, agreement, obligation, promise, commitment, arrangement or undertaking (whether written or oral and whether express or implied) that is legally binding.

(v)
Control:  (including with correlative meaning, controlled by and under common control with): as used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(w)
Core Representation Claims:  any and all Indemnification Claims, including Ownership, Tax and SBA Claims, of one or more Buyer Indemnified Parties in respect of the Core Seller Representations or in any certificate in respect thereof given by or on behalf of one or more Sellers hereunder.

(x)
DCAA Claim:  any claim or assertion, whether before, on or after the date hereof (including the matters referenced in Schedules 3.26.1(b), 3.26.3 and 3.26.4), of the DCAA against or otherwise in respect of the Company, involving actual, potential or alleged Liability of the Company, including a disallowance or asserted disallowance of any direct or indirect costs or overhead, whether by a Form 1 or otherwise, for services or products provided before the Closing Date or otherwise in respect of an act or omission to act that occurred or allegedly occurred before the Closing Date.

(y)
Distributional Interest:  shall have the meaning ascribed to it in Section 25 of Article II of the Operating Agreement for Akimeka, LLC, as amended and referenced in the definition of Organizational Documents herein.

(z)	Encumbrance: any mortgage, pledge, proxy, lien, charge, security interest, assignment as security, conditional sale or other title retention agreement, third party rights or other encumbrance.

(aa)
Environmental Claim:  any actual notice alleging potential liability (including potential liability for investigatory costs, cleanup costs, response or remediation costs, natural resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (i) the presence, or release of any Material of Environmental Concern at any location, whether or not owned by that party or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

(bb)
Environmental Laws:  any and all Federal, state or local statutes, regulations and ordinances relating to the protection of public health, safety or the environment in existence and effective on the Closing Date, including the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

(cc)
Equity Ownership Claims:  any and all claims of one or more Buyer Indemnified Parties under Section 6.3.1 in respect of representations and warranties in Section 3.2 or in any certificate given hereunder in respect of Section 3.2.

(dd)	ERISA: the Employee Retirement Income Security Act of 1974, as amended.

(ee)
ERISA Affiliate:  with respect to a party, any member (other than that party) of a controlled group of corporations, group of trades or businesses under common control or affiliated service group that includes that party (as defined for purposes of Code Section 414(b), (c) and (m).

(ff)	Escrow Agent: Title Guaranty Escrow Services, Inc., which will serve as escrow agent pursuant to the Escrow Agreement.

(gg)
Escrow Agreement:  the agreement that will be entered into at the Closing among the Parties and the Escrow Agent in substantially the form of Exhibit A regarding the administration of the Escrow as contemplated by Sections 2.2.2(a), 6.3 and 6.15.

(hh)	GAAP: generally accepted accounting principles used in the United States of America.

(ii)
Government Contract:  any prime contract with the United States Government and any contract with a prime contractor or higher-tier subcontractor under a prime contract with the United States Government ("Subcontract"), including any teaming agreement or basic ordering agreement.  A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

(jj)
Governmental Entity:  any nation or government, or supranational body, any state or political subdivision thereof (including the United States or any other country or other federal, or any state, local or municipal or other), any court and any administrative agency or other regulatory body, instrumentality, authority or other entity or official thereof exercising executive, legislative, judicial, regulatory or administrative functions thereof.

(kk)
Losses:  without duplication, any and all Liabilities, obligations, actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement (provided that such settlement is in accordance with the terms hereof), Taxes, Liens, losses (including any actual diminution in value), expenses, and fees, including court costs and reasonable attorneys’ fees and expenses; provided that if a Buyer Indemnified Party receives any insurance proceeds in respect of any of the foregoing, the amount of such insurance proceeds received less any associated costs in obtaining such proceeds, shall be excluded in determining the amount of Losses subject to an Indemnification Claim.

(ll)
Materials of Environmental Concern:  petroleum and its by-products and any and all other substances or constituents to the extent that they are regulated by, or form the basis of liability under, any Environmental Law.

(mm)
Organizational Documents:  means the Operating Agreement for Akimeka, LLC dated September 3, 1999, the Amendment to Operating Agreement dated as of November 7, 2003 by Vasconcellos, Floro and Harris, the Amendment to Operating Agreement dated January 16, 2007, and the Articles of Organization of the Company dated September 3, 1999.

(nn)
Ownership, Tax and SBA Claims:  any and all Indemnification Claims of one or more Buyer Indemnified Parties in respect of Sellers’ representations and warranties in Sections 3.2, 3.12 or 3.26.3(g) or in any certificate given hereunder in respect thereof.

(oo)	Party: any of Buyer, the Company, any Seller or Sellers’ Representative.

(pp)	Percentage Ownership: in respect of Vasconcellos, Harris and Floro, respectively, 44%, 28% and 28%.

(qq)
Permitted Encumbrances:  (i) liens for ad valorem taxes not yet due and payable, (ii)  immaterial liens that were incurred in the ordinary course of business, such as carriers’, warehousemen’s, landlords’ and mechanics’ liens and other similar liens arising in the ordinary course of business, (iii) immaterial liens on personal property leased under operating leases for the repayment of borrowed money), statutory obligations, progress payments, surety and appeal bonds and other obligations of like nature, in each case incurred in the ordinary course of business, and (iv) such imperfections or minor defects of title, easements, rights-of-way and other similar restrictions (if any) as are insubstantial in character, amount or extent, do not materially detract from the value or interfere with the present or proposed use of the properties or assets of the party subject thereto or affected thereby, and do not otherwise adversely affect or impair the business or operations of such party.

(rr)
Person:  an individual, a corporation, an association, a partnership, a limited liability company, a joint stock company, an estate, a trust and any other entity, including Governmental Entity, or organization.

(ss)	Release: shall have the meaning assigned to that term in the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

(tt)	Restricted Period: the period from the Closing Date to and including the third Closing Date Anniversary.

(uu)	Sellers’ Knowledge: the actual and current knowledge, after reasonable inquiry, of any one or more Sellers.

(vv)
Subsidiary:  any corporation, partnership, limited liability company, association, joint stock company or other business entity 50% or more of the outstanding voting securities of which is owned or controlled, directly or indirectly, by the referenced Person, or by one or more Subsidiaries of the referenced Person, or by referenced Person and one or more Subsidiaries of the referenced Person.  For purposes of the definition, “voting securities” means securities which ordinarily have voting power for the election of directors or of other individuals having similar functions, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency, or other ownership interests ordinarily constituting a majority voting interest.

(ww)
Taxes:  all taxes, levies and other assessments, including all income, gross receipts, license, franchise, sales, use, goods and services, value added, capital, capital stock, capital gains, net worth, transfer, registration, profits, withholding, payroll, employment, employer health, social security (or similar), excise, severance, stamp, occupation, premium, windfall profits, environmental, (including under Code Section 52A), customs, duties, alternative or add-on, minimum, estimated, real property and personal property taxes, and any other taxes, assessments or similar charges in the nature of a tax, including unemployment insurance payments and workers compensation premiums, together with any installments with respect thereto, and any interest, fines and penalties, imposed by any Governmental Entity (including federal, state, municipal and foreign Governmental Entities), and whether disputed or not.

(xx)	Treasury Regulations: regulations promulgated by the United States Department of Treasury under one or more provisions of the Code.

(yy)	United States Government: the government of the United States of America or any agency, department, division, subdivision or office thereof.

A-
GENBUS/739609.14

SCHEDULE 2.2.2(b)

Earnout Payments

The Earnout Payments will be payable by Buyer to Sellers based on their Percentage Ownership on the following terms and conditions:

(a)           Except as otherwise provided in respect of Rollover Periods in Section (c) to this Schedule 2.2.2(b), up to the Maximum Annual Earnout Amount (as defined below) will be payable within 90 days after the end of each of the first three Post-Closing Years (as defined below), if the Revenues (as defined below) for the respective Post-Closing Year are at least equal to the Minimum Target for such Post-Closing Year, as set forth below in Section (g) to this Schedule 2.2.2(b), and such Revenues otherwise satisfy the requirements set forth below in Section (f) to this Schedule 2.2.2(b).

(b)           The annual Earnout Payment shall be calculated within 90 days after the end of each of the first three Post-Closing Years as a percentage of the Maximum Annual Earnout Amount for the respective Post-Closing Year, whereby the percentage (which may never be greater than 100%) is determined by a formula where:

(i)           the numerator is the dollar amount by which Revenues for the respective Post-Closing Year exceed the Minimum Target for such Post-Closing Year, as set forth in Section (g) to this Schedule 2.2.2(b), and

(ii)           the denominator is the dollar amount equal to the difference between the Minimum Target for the Post-Closing Year and the Maximum Target, each as set forth below in Section (g) to this Schedule 2.2.2(b).

(c)           If the Maximum Annual Earnout Amount for either the first or second Post-Closing Year is not earned in full ( “Rollover Period”), the unearned portion of such Maximum Annual Earnout Amount will rollover and be available to be earned in the next Post-Closing Year (the “Subsequent Period”) as determined by the following formula:  N times (X/Y) where:

(i)           N = the Maximum Annual Earnout Amount minus the actual Earnout Payment for the Rollover Period;

(ii)           X = Revenues for the Subsequent Period minus the Maximum Target for the Subsequent Period; and

(iii)           Y = the Maximum Target for the Rollover Period minus the Revenues for the Rollover Period.

For clarity, X/Y can never be greater than 1.

A-
GENBUS/739609.14

(d)           For purposes of illustration only ($ in thousands):

		Example 1:		Example 2
Period 1		Period 2		Period 2
Maximum Target =	$43,000	Maximum Target =	$49,000	Maximum Target =	$49,000
Actual Revenues =	$41,000	Actual Revenues =	$51,000	Actual Revenues =	$50,000
Earnout Payment =	$1,333	X =	$2,000	X =	$1,000
N =	$2,667	Earnout Payment =	$3,500	Earnout Payment =	$3,500
Y =	$2,000	Earned Rollover Amount	plus $2,667	Earned Rollover Amount	plus $1,333

(e)           For all purposes of this Schedule 2.2.2(b):

(i)           “Company Change of Control” means the occurrence of any of the following events:  (1) a sale or other transfer of voting securities of the Company, a merger or consolidation of the Company or a recapitalization of the Company, whereby upon consummation of any such transaction, Buyer and its wholly owned Subsidiaries together own less than 51% of the Company’s outstanding voting securities; (2) a sale of all or substantially all of the Company’s assets to any Person other than Buyer or a wholly owned Subsidiary of Buyer; (3) any “person,” including a “group,” as such terms are defined in Sections 13(d) and 14(d) of the Exchange Act, other than a trustee or other fiduciary holding voting securities of Buyer (“Voting Securities”) under any Buyer-sponsored benefit plan, becomes the beneficial owner, as defined under the Exchange Act, directly or indirectly, whether by purchase or acquisition or agreement to act in concert or otherwise, of more than 50% of the outstanding Voting Securities; or (4) except in the case of a merger or consolidation in which (A) Buyer is the surviving corporation and (B) the holders of Voting Securities immediately prior to such merger or consolidation beneficially own, directly or indirectly, more than 50% of the outstanding Voting Securities immediately after such merger or consolidation (there being excluded from the number of Voting Securities held by such holders, but not from the outstanding Voting Securities, any Voting Securities received by Affiliates of the other constituent corporation(s) in the merger or consolidation in exchange for stock of such other corporation), Buyer consummates a merger in which Buyer is a constituent corporation, consolidation in which Buyer is a constituent corporation, liquidation in which Buyer is a constituent corporation or sale of all or substantially all of Buyer’s assets.

(ii)           “Maximum Annual Earnout Amount” means $4,000,000 in respect of the first Post-Closing Year, $3,500,000 in respect of the second Post-Closing Year and $3,500,000 in respect of the third Post-Closing Year.

(iii)           “Revenues” means the Company’s gross revenues, as determined by Buyer in accordance with GAAP on the accrual basis, for the applicable Post-Closing Year.

(iv)           “Earnout Period” means the period from January 1, 2011 and ending on the earlier of December 31, 2013 or such date on which any payment is made by Buyer pursuant to Section (e)(i) of this Schedule 2.2.2(b).

(v)           “Post-Closing Year” means the period commencing on January 1 of a calendar year that occurs within the Earnout Period and ending on and including the last day of such calendar year.  For the avoidance of doubt, the first Post-Closing Year is the period between January 1, 2011 and December 31, 2011, the second Post-Closing Year is the period between January 1, 2012 and December 31, 2012 and the third Post-Closing Year is the period between January 1, 2013 and December 31, 2013.

(f)           Notwithstanding anything to the contrary in this Schedule 2.2.2(b), no Earnout Payment shall be payable with respect to any Post-Closing Years if the Company’s income before income taxes (i.e., Revenues minus all costs except income taxes) for such Post-Closing Year does not equal or exceed 9% of the Revenues for such Post-Closing Year; provided, that in no event will the Company’s “expenses” used in the calculation of “income before income taxes” include (x) expenses imposed on the Company by Buyer that are significantly in excess of expenses that were historically incurred by the Company in the ordinary course of its business prior to the Closing (determined as a percentage of Revenues), other than expenses reasonably allocated to the Company for services actually performed in accordance with Buyer’s cost accounting standards, consistently applied, or (y) any expenses of the Company or Buyer (including amortization, depreciation and interest) caused by consummation of the Transactions.

(g)           Set forth below ($ in thousands) are the Maximum Target and Minimum Target for each of the first three Post-Closing Years and examples, for illustrative purposes only, of the calculation of the Earnout Payments pursuant to this Schedule 2.2.2(b).  This calculation does not take into account any rollover provisions under Section (c) of this Schedule 2.2.2(b).

	Period 1	Period 2	Period 3
	2011	2012	2013
Maximum Target	$43,000	$49,000	$58,000
Minimum Target	$40,000	$44,000	$48,400
Denominator	3,000	5,000	9,600
(Max Target – Min Target)
If Revenues =	$40,000	$44,000	$48,400
Then:
Numerator =	0	0	0
% of Max Earnout =	0%	0%	0%
Earnout =	0	0	0

If Revenues =	$41,000	$45,667	$51,600
Then:
Numerator =	1,000	1,667	3,200
% of Max Earnout =	33.3%	33.3%	33.3%
Earnout =	$1,333	$1,667	$1,667

If Revenues =	$42,000	$47,333	$54,800
Then:
Numerator =	2,000	3,330	6,400
% of Max Earnout =	66.7%	66.7%	66.7%
Earnout =	$2,668	$2,334	$2,334

If Revenues =	$43,000	$49,000	$58,000
Then:
Numerator =	3,000	5,000	9,600
% of Max Earnout =	100%	100%	100%
Earnout =	$4,000	$3,500	$3,500

(h)           After the Closing and during the Earnout Period:

(i)           Buyer shall maintain the Company as a separate Subsidiary doing business as “Akimeka” and Buyer shall maintain a financial reporting system that will separately account for the revenues and expenses of the Company and facilitate the determination of Revenues and the Company’s income before income taxes during the Earnout Period.

(ii)           Buyer shall cause the Company to operate the Company’s business in a manner reasonably consistent with past practices of the Company, but taking into account the acquisition of the Company by Buyer as a wholly owned Subsidiary of Buyer, changes in the administrative operations of the Company as a result of such acquisition, and other changes reasonably related to the Company’s being a wholly owned Subsidiary of Buyer.  Buyer shall not transfer to any other Affiliate of Buyer any Government Contracts or other significant sales of products or services that traditionally have been provided by the Company.

(iii)           Buyer shall use commercially reasonable efforts to, and shall use commercially reasonable efforts to cause the Company to, remain in material compliance with all Applicable Laws, and Buyer shall not take any action in bad faith for the sole purpose and intent of avoiding Buyer's obligation to pay any Earnout Payment.

(iv)           Notwithstanding anything herein to the contrary, this Agreement shall not obligate Buyer or the Company after the Closing to conduct its business in a manner to maximize the possibility that the Earnout Payments will be earned hereunder and nothing herein creates a fiduciary duty on the part of Buyer or the Company to Sellers in respect of the Earnout Payments.  Without limiting the effect of the immediately preceding sentence or any of Buyer’s rights hereunder, Buyer will exercise reasonable commercial efforts to operate the Company in good faith on a profitable basis and will maintain the Company as a separate entity during the Earnout Period.

(i)           (i) If a Company Change of Control occurs before or during the first Post-Closing Year, Buyer shall pay to Sellers $11,000,000 in accordance with Schedule 2.1 and upon making such payment all of Buyer’s obligations under this Agreement to make Earnout Payments shall terminate and be null and void;

(ii)           If a Company Change of Control occurs during the second Post-Closing Year, Buyer shall pay to Sellers $7,000,000 in accordance with Schedule 2.1 and upon making such payment all of Buyer’s obligations under this Agreement shall terminate and be null and void; and

(iii)           if a Company Change of Control occurs during the third Post-Closing Year, Buyer shall pay to Sellers $3,500,000 in accordance with Schedule 2.1 and upon making such payment all of Buyer’s obligations under this Agreement to make Earnout Payments shall terminate and be null and void.

(j)           Buyer’s obligations to make Earnout Payments under this Schedule 2.2.2(b) shall not be conditioned on or otherwise subject to any one or more Sellers being employees of Buyer, the Company or any other Subsidiary of Buyer.

________________________________________

A-
GENBUS/739609.14